Exhibit 99.5

Report of Independent Registered Public Accounting Firm

Members

Energy Transfer Partners, L.L.C.

We have audited the accompanying consolidated balance sheets of Energy Transfer Partners, L.L.C. (a Delaware limited liability company and wholly-owned subsidiary of Energy Transfer Equity, L.P.) and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, comprehensive income, equity, and cash flows for each of the two years in the period ended December 31, 2009, the four months ended December 31, 2007, and the year ended August 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Energy Transfer Partners, L.L.C. and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2009, the four months ended December 31, 2007, and the year ended August 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2, the Company retrospectively adopted a new accounting pronouncement on January 1, 2009 related to the accounting for noncontrolling interests in consolidated financial statements.

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma
August 9, 2010

ENERGY TRANSFER PARTNERS, L.L.C. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31, 2009	December 31, 2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$68,253	$91,962
Marketable securities	6,055	5,915
Accounts receivable, net of allowance for doubtful accounts	566,522	591,257
Accounts receivable from related companies	57,148	17,773
Inventories	389,954	272,348
Exchanges receivable	23,136	45,209
Price risk management assets	12,371	5,423
Other current assets	148,423	153,513

Total current assets	1,271,862	1,183,400

PROPERTY, PLANT AND EQUIPMENT, net	8,670,247	8,296,085
ADVANCES TO AND INVESTMENTS IN AFFILIATES	663,298	10,110
GOODWILL	775,093	773,282
INTANGIBLES AND OTHER ASSETS, net	384,109	394,399

Total assets	$11,764,609	$10,657,276

The accompanying notes are an integral part of these consolidated financial statements.

ENERGY TRANSFER PARTNERS, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31, 2009	December 31, 2008
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$358,997	$381,135
Accounts payable to related companies	38,842	34,551
Exchanges payable	19,203	54,636
Price risk management liabilities	442	94,978
Interest payable	136,229	106,265
Accrued and other current liabilities	228,946	433,794
Current maturities of long-term debt	40,923	45,232

Total current liabilities	823,582	1,150,591

LONG-TERM DEBT, less current maturities	6,177,046	5,618,715
DEFERRED INCOME TAXES	112,997	100,597
OTHER NON-CURRENT LIABILITIES	21,810	14,727
COMMITMENTS AND CONTINGENCIES (Note 10)

	7,135,435	6,884,630

EQUITY:
Member’s equity	18	16
Noncontrolling interest	4,629,156	3,772,630

Total equity	4,629,174	3,772,646

Total liabilities and equity	$11,764,609	$10,657,276

The accompanying notes are an integral part of these consolidated financial statements.

ENERGY TRANSFER PARTNERS, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands)

	Years Ended December 31,		Four Months Ended December 31, 2007	Year Ended August 31, 2007
	2009	2008
REVENUES:
Natural gas operations	$4,115,806	$7,653,156	$1,832,192	$5,385,892
Retail propane	1,190,524	1,514,599	471,494	1,179,073
Other	110,965	126,113	45,824	227,072

Total revenues	5,417,295	9,293,868	2,349,510	6,792,037

COSTS AND EXPENSES:
Cost of products sold - natural gas operations	2,519,575	5,885,982	1,343,237	4,207,700
Cost of products sold - retail propane	574,854	1,014,068	315,698	734,204
Cost of products sold - other	27,627	38,030	14,719	136,302
Operating expenses	680,893	781,831	221,757	559,600
Depreciation and amortization	312,803	262,151	71,333	179,162
Selling, general and administrative	173,954	194,227	59,167	145,516

Total costs and expenses	4,289,706	8,176,289	2,025,911	5,962,484

OPERATING INCOME	1,127,589	1,117,579	323,599	829,553

OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	(394,371)	(265,718)	(66,304)	(175,582)
Equity in earnings (losses) of affiliates	20,597	(165)	(94)	5,161
Gains (losses) on disposal of assets	(1,564)	(1,303)	14,310	(6,310)
Gains (losses) on non-hedged interest rate derivatives	39,239	(50,989)	(1,013)	31,032
Allowance for equity funds used during construction	10,557	63,976	7,276	4,948
Other, net	1,835	9,169	(5,198)	2,035

INCOME BEFORE INCOME TAX EXPENSE	803,882	872,549	272,576	690,837
Income tax expense	12,777	6,680	10,789	13,658

NET INCOME	791,105	865,869	261,787	677,179

LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	791,069	865,837	261,778	677,155

NET INCOME ATTRIBUTABLE TO MEMBER	$36	$32	$9	$24

The accompanying notes are an integral part of these consolidated financial statements.

ENERGY TRANSFER PARTNERS, L.L.C. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Dollars in thousands)

	Year Ended December 31,		Four Months Ended December 31, 2007	Year Ended August 31, 2007
	2009	2008
Net income	$791,105	$865,869	$261,787	$677,179

Other comprehensive income (loss), net of tax:
Reclassification to earnings of gains and losses on derivative instruments accounted for as cash flow hedges	(10,211)	(34,901)	(17,269)	(160,420)
Change in value of derivative instruments accounted for as cash flow hedges	3,182	17,326	21,626	175,720
Change in value of available-for-sale securities	10,923	(6,418)	(98)	280

	3,894	(23,993)	4,259	15,580

Comprehensive income	794,999	841,876	266,046	692,759
Less: Comprehensive income attributable to noncontrolling interest	794,963	841,844	266,037	692,735

Comprehensive income attributable to member	$36	$32	$9	$24

The accompanying notes are an integral part of these consolidated financial statements.

ENERGY TRANSFER PARTNERS, L.L.C. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

(Dollars in thousands)

	Member’s Equity	Noncontrolling Interest	Total

Balance, August 31, 2006	$11	$1,768,431	$1,768,442
Distributions to member	(21)	—	(21)
Distributions to noncontrolling interests	—	(612,405)	(612,405)
Subsidiary issuance of units	—	1,200,000	1,200,000
Tax effect of remedial income allocation from tax amortization of goodwill	—	(1,161)	(1,161)
Non-cash unit-based compensation expense	—	10,471	10,471
Other comprehensive income, net of tax	—	15,580	15,580
Other	—	(760)	(760)
Net income	24	677,155	677,179

Balance, August 31, 2007	14	3,057,311	3,057,325
Distributions to member	(6)	—	(6)
Distributions to noncontrolling interests	—	(172,390)	(172,390)
Subsidiary issuance of units	—	236,287	236,287
Tax effect of remedial income allocation from tax amortization of goodwill	—	(1,161)	(1,161)
Non-cash executive compensation	—	1,167	1,167
Non-cash unit-based compensation expense, net of units tendered by employees for tax withholdings	—	7,950	7,950
Other comprehensive income, net of tax	—	4,259	4,259
Sale of noncontrolling interest and other	—	(2,239)	(2,239)
Net income	9	261,778	261,787

Balance, December 31, 2007	17	3,392,962	3,392,979
Distributions to member	(33)	—	(33)
Distributions to noncontrolling interests	—	(855,273)	(855,273)
Subsidiary issuance of units	—	375,287	375,287
Tax effect of remedial income allocation from tax amortization of goodwill	—	(3,407)	(3,407)
Non-cash executive compensation	—	1,250	1,250
Non-cash unit-based compensation expense, net of units tendered by employees for tax withholdings	—	19,967	19,967
Other comprehensive income, net of tax	—	(23,993)	(23,993)
Net income	32	865,837	865,869

Balance, December 31, 2008	16	3,772,630	3,772,646
Distributions to member	(34)	—	(34)
Distributions to noncontrolling interests	—	(956,214)	(956,214)
Subsidiary issuance of units	—	999,676	999,676
Tax effect of remedial income allocation from tax amortization of goodwill	—	(3,762)	(3,762)
Non-cash unit-based compensation expense, net of units tendered by employees for tax withholdings	—	20,613	20,613
Non-cash executive compensation	—	1,250	1,250
Other comprehensive income, net of tax	—	3,894	3,894
Net income	36	791,069	791,105

Balance, December 31, 2009	$18	$4,629,156	$4,629,174

The accompanying notes are an integral part of these consolidated financial statements.

ENERGY TRANSFER PARTNERS, L.L.C. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Years Ended December 31,		Four Months Ended December 31, 2007	Year Ended August 31, 2007
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$791,105	$865,869	$261,787	$677,179
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	312,803	262,151	71,333	179,162
Amortization of finance costs charged to interest	8,645	5,886	1,435	4,061
Provision for loss on accounts receivable	2,992	8,015	544	4,229
Goodwill impairment	—	11,359	—	—
Non-cash unit-based compensation expense	24,032	23,481	8,114	10,471
Non-cash executive compensation expense	1,250	1,250	442	—
Deferred income taxes	11,966	(5,280)	1,003	(4,042)
(Gains) losses on disposal of assets	1,564	1,303	(14,310)	6,310
Distributions in excess of (less than) equity in earnings of affiliates, net	3,224	5,621	4,448	(5,161)
Other non-cash	(4,468)	3,382	(2,069)	(761)
Net change in operating assets and liabilities, net of effects of acquisitions	(323,844)	59,207	(90,574)	255,697

Net cash provided by operating activities	829,269	1,242,244	242,153	1,127,145

CASH FLOWS FROM INVESTING ACTIVITIES:
Net cash (paid for) received in acquisitions	30,367	(84,783)	(337,092)	(90,695)
Capital expenditures	(748,621)	(2,054,806)	(651,228)	(1,107,127)
Contributions in aid of construction costs	6,453	50,050	3,493	10,463
(Advances to) repayments from affiliates, net	(655,500)	54,534	(32,594)	(993,866)
Proceeds from the sale of assets	21,545	19,420	21,478	23,135

Net cash used in investing activities	(1,345,756)	(2,015,585)	(995,943)	(2,158,090)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	3,475,107	6,015,461	1,741,547	4,757,971
Principal payments on debt	(2,954,771)	(4,699,154)	(1,062,272)	(4,260,523)
Subsidiary equity offerings, net of issue costs	936,337	373,059	234,887	1,200,000
Distributions to member	(34)	(33)	(6)	(21)
Distributions to noncontrolling interests	(956,214)	(855,273)	(172,390)	(612,405)
Debt issuance costs	(7,647)	(25,272)	(211)	(11,397)

Net cash provided by financing activities	492,778	808,788	741,555	1,073,625

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(23,709)	35,447	(12,235)	42,680
CASH AND CASH EQUIVALENTS, beginning of period	91,962	56,515	68,750	26,070

CASH AND CASH EQUIVALENTS, end of period	$68,253	$91,962	$56,515	$68,750

The accompanying notes are an integral part of these consolidated financial statements.

ENERGY TRANSFER PARTNERS, L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Tabular dollar amounts in thousands)

1.	OPERATIONS AND ORGANIZATION:

Energy Transfer Partners, L.L.C. (“ETP LLC” or “the Company”), a Delaware limited liability company, is the General Partner of Energy Transfer Partners GP, L.P. (“ETP GP”), a Delaware limited partnership formed in August 2000, with a 0.01% general partner interest. ETP GP is the General Partner and owns the general partner interests of Energy Transfer Partners, L.P., a publicly-traded master limited partnership (“ETP”).

Energy Transfer Equity, L.P. (“ETE”) is the 100% owner of ETP LLC and also owns 100% of ETP GP.

Financial Statement Presentation

The consolidated financial statements of ETP LLC and subsidiaries presented herein for the years ended December 31, 2009 and 2008, the four months ended December 31, 2007 and the year ended August 31, 2007, have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We consolidate all majority-owned and controlled subsidiaries. We present equity and net income attributable to noncontrolling interest for all partially-owned consolidated subsidiaries. All significant intercompany transactions and accounts are eliminated in consolidation. Management has evaluated subsequent events through August 9, 2010, the date the financial statements were available to be issued.

The consolidated financial statements of the Company presented herein include our controlled subsidiary, ETP, and its wholly-owned subsidiaries: La Grange Acquisition, L.P., which conducts business under the assumed name of Energy Transfer Company (“ETC OLP”); Energy Transfer Interstate Holdings, LLC (“ET Interstate”), the parent company of Transwestern Pipeline Company, LLC (“Transwestern”) and ETC Midcontinent Express Pipeline, LLC (“ETC MEP”); ETC Fayetteville Express Pipeline, LLC (“ETC FEP”); ETC Tiger Pipeline, LLC (“ETC Tiger”); Heritage Operating, L.P. (“HOLP”); Heritage Holdings, Inc. (“HHI”); and Titan Energy Partners, L.P. (“Titan”). The operations of ET Interstate are included since the date of the Transwestern acquisition on December 1, 2006. ETC FEP and ETC Tiger are included since their inception dates on August 27, 2008 and June 20, 2008, respectively. The operations of all other subsidiaries listed above are reflected for all periods presented.

We also own varying undivided interests in certain pipelines. Ownership of these pipelines has been structured as an ownership of an undivided interest in assets, not as an ownership interest in a partnership, limited liability company, joint venture or other forms of entities. Each owner controls marketing and invoices separately, and each owner is responsible for any loss, damage or injury that may occur to their own customers. As a result, we apply proportionate consolidation for our interests in these entities.

In November 2007, we changed our fiscal year end to the calendar year. Thus, a new fiscal year began on January 1, 2008. The Company completed a four-month transition period that began September 1, 2007 and ended December 31, 2007. The financial statements contained herein cover the years ended December 31, 2009 and 2008, the four months ended December 31, 2007, and the year ended August 31, 2007.

We did not recast the financial data for the prior fiscal periods because the financial reporting processes in place at that time included certain procedures that were completed only on a fiscal quarterly basis. Consequently, to recast those periods would have been impractical and would not have been cost-justified. Such comparability is impacted primarily by weather, fluctuations in commodity prices, volumes of natural gas sold and transported, our hedging strategies and the use of financial instruments, trading activities, basis differences between market hubs and interest rates. We believe that the trends indicated by comparison of the results for the years ended December 31, 2009 and 2008 are substantially similar to what is reflected in the information for the year ended August 31, 2007.

Certain prior period amounts have been reclassified to conform to the 2009 presentation. Other than the reclassifications related to the adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements – An Amendment of ARB No. 51, which is now incorporated into ASC 810-10-65 (see Note 2), these reclassifications had no impact on net income or total equity.

Business Operations

In order to simplify the obligations of ETP under the laws of several jurisdictions in which we conduct business, our activities are primarily conducted through our operating subsidiaries (collectively the “Operating Companies”) as follows:

•

ETC OLP, a Texas limited partnership engaged in midstream and intrastate transportation and storage natural gas operations. ETC OLP owns and operates, through its wholly and majority-owned subsidiaries, natural gas gathering systems, intrastate natural gas pipeline systems and gas processing plants and is engaged in the business of purchasing, gathering, transporting, processing, and marketing natural gas and NGLs in the states of Texas, Louisiana, Arizona, New Mexico, Utah and Colorado. Our intrastate transportation and storage operations primarily focus on transporting natural gas through our Oasis pipeline, ET Fuel System, East Texas pipeline and HPL System. Our midstream operations focus on the gathering, compression, treating, conditioning and processing of natural gas, primarily on or through our Southeast Texas System and North Texas System, and marketing activities. We also own and operate natural gas gathering pipelines and conditioning facilities in the Piceance-Uinta Basin of Colorado and Utah.

•

ET Interstate, the parent company of Transwestern and ETC MEP, both of which are Delaware limited liability companies engaged in interstate transportation of natural gas. Interstate revenues consist primarily of fees earned from natural gas transportation services and operational gas sales.

•	ETC Fayetteville Express Pipeline, LLC, a Delaware limited liability company formed to engage in interstate transportation of natural gas.

•	ETC Tiger Pipeline, LLC, a Delaware limited liability company formed to engage in interstate transportation of natural gas.

•

HOLP, a Delaware limited partnership primarily engaged in retail propane operations. Our retail propane operations focus on sales of propane and propane-related products and services. The retail propane customer base includes residential, commercial, industrial and agricultural customers.

•	Titan, a Delaware limited partnership also engaged in retail propane operations.

The Company, ETP GP, ETP, the Operating Companies and their subsidiaries are collectively referred to in this report as “we,” “us,” “our,” “ETP LLC” or the “Company.”

ETC OLP owns an interest in and operates approximately 14,800 miles of in service natural gas gathering and intrastate transportation pipelines, three natural gas processing plants, eleven natural gas treating facilities, eleven natural gas conditioning facilities and three natural gas storage facilities located in Texas.

Revenue in our intrastate transportation and storage operations is typically generated from fees charged to customers to reserve firm capacity on or move gas through the pipeline. A monetary fee and/or fuel retention are also components of the fee structure. Excess fuel retained after consumption is typically valued at the first of the month published market prices and strategically sold when market prices are high. The intrastate transportation and storage operations also consist of the HPL System, which generates revenue primarily from the sale of natural gas to electric utilities, independent power plants, local distribution companies, industrial end-users and other marketing companies. The HPL System also transports natural gas for a variety of third party customers. Our intrastate transportation and storage operations also generate revenues from fees charged for storing customers’ working natural gas in our storage facilities. In addition, the use of the Bammel storage facility allows us to purchase physical natural gas and then sell financial contracts at a price sufficient to cover its carrying costs and provide a gross profit margin.

Our interstate transportation operations principally focus on natural gas transportation of Transwestern, which owns and operates approximately 2,700 miles of interstate natural gas pipeline, with an additional 180 miles under construction, extending from Texas through the San Juan Basin to the California border. In addition, we have interests in joint ventures that have 500 miles of interstate natural gas pipeline and 185 miles under construction. Transwestern is a major natural gas transporter to the California border and delivers natural gas from the east end of its system to Texas intrastate and Midwest markets. The Transwestern pipeline interconnects with our existing intrastate pipelines in West Texas. The revenues of our interstate transportation operations consist primarily of fees earned from natural gas transportation services and operational gas sales.

Revenue in our midstream operations is primarily generated by the volumes of natural gas gathered, compressed, treated, processed, purchased and sold through our pipelines (excluding the interstate transportation pipelines) and gathering systems as well as the level of natural gas and NGL prices.

Our retail propane operations sell propane and propane-related products and services. The HOLP and Titan customer base includes residential, commercial, industrial and agricultural customers.

Recent Developments

MEP Transaction

On May 26, 2010, ETP completed the transfer of its membership interests in ETC Midcontinent Express Pipeline III, L.L.C. (“ETC MEP III”) to ETE (the “MEP Transaction”). ETC MEP III owns a 49.9% membership interest in Midcontinent Express Pipeline LLC (“MEP”), a joint venture with Kinder Morgan Energy Partners, L.P. (“KMP”) that owns and operates the Midcontinent Express Pipeline. In exchange for the membership interests in ETC MEP III, ETP redeemed 12,273,830 ETP common units that were previously owned by ETE. ETP also paid $23.3 million to ETE upon closing of the MEP Transaction for adjustments related to capital expenditures and working capital changes of MEP. This closing adjustment is subject to change during a final review period as defined in the contribution agreement. ETP also granted ETE an option that cannot be exercised until May 27, 2011, to acquire the membership interests in ETC Midcontinent Express Pipeline II, L.L.C. (“ETC MEP II”). ETC MEP II owns a 0.1% membership interest in MEP. In conjunction with this transfer of its interest in ETC MEP III, ETP recorded a non-cash charge of approximately $52.6 million during the three months ending June 30, 2010 to reduce the carrying value of its interest in ETC MEP III to its estimated fair value.

As part of the MEP Transaction, on May 26, 2010, ETE completed the contribution of the membership interests in ETC MEP III and the assignment of its rights under the option to acquire the membership interests in ETC MEP II to a subsidiary of Regency Energy Partners LP (“Regency”) in exchange for 26,266,791 Regency common units. In addition, ETE acquired a 100% equity interest in the general partner entities of Regency from an affiliate of GE Energy Financial Services, Inc. (“GE EFS”).

ETP continues to guarantee 50% of MEP’s obligations under MEP’s $175.4 million senior revolving credit facility, with the remaining 50% of MEP’s obligations guaranteed by KMP; however, Regency has agreed to indemnify ETP for any costs related to the guaranty of payments under this facility.

Other Acquisition

In January 2010, ETP purchased a natural gas gathering company, which provides dehydration, treating, redelivery and compression services on a 120-mile pipeline system in the Haynesville Shale for approximately $150.0 million in cash, excluding certain adjustments as defined in the purchase agreement. In connection with this transaction, ETP recorded customer contracts of $68.2 million and goodwill of $27.3 million.

2.	ESTIMATES, SIGNIFICANT ACCOUNTING POLICIES AND BALANCE SHEET DETAIL:

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the accrual for and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

The natural gas industry conducts its business by processing actual transactions at the end of the month following the month of delivery. Consequently, the most current month’s financial results for the midstream and intrastate transportation and storage operations are estimated using volume estimates and market prices. Any differences between estimated results and actual results are recognized in the following month’s financial statements. Management believes that the operating results estimated for the year ended December 31, 2009 represent the actual results in all material respects.

Some of the other significant estimates made by management include, but are not limited to, the timing of certain forecasted transactions that are hedged, allowances for doubtful accounts, the fair value of derivative instruments, useful lives for depreciation and amortization, purchase accounting allocations and subsequent realizability of intangible assets, fair value measurements used in the goodwill impairment test, market value of inventory, estimates related to our unit-based compensation plans, deferred taxes, assets and liabilities resulting from the regulated ratemaking process, contingency reserves and environmental reserves. Actual results could differ from those estimates.

Revenue Recognition

Revenues for sales of natural gas, NGLs including propane, and propane appliances, parts, and fittings are recognized at the later of the time of delivery of the product to the customer or the time of sale or installation. Revenues from service labor, transportation, treating, compression and gas processing, are recognized upon completion of the service. Transportation capacity payments are recognized when earned in the period the capacity is made available. Tank rent is recognized ratably over the period it is earned.

ETP’s intrastate transportation and storage and interstate transportation operations’ results are determined primarily by the amount of capacity our customers reserve as well as the actual volume of natural gas that flows through the transportation pipelines. Under transportation contracts, our customers are charged (i) a demand fee, which is a fixed fee for the reservation of an agreed amount of capacity on the transportation pipeline for a specified period of time and which obligates the customer to pay even if the customer does not transport natural gas on the respective pipeline, (ii) a transportation fee, which is based on the actual throughput of natural gas by the customer, (iii) a fuel retention based on a percentage of gas transported on the pipeline, or (iv) a combination of the three, generally payable monthly.

ETP’s intrastate transportation and storage operations also generate revenues and margin from the sale of natural gas to electric utilities, independent power plants, local distribution companies, industrial end-users and other marketing companies on the HPL System. Generally, we purchase natural gas from the market, including purchases from midstream’s marketing operations, and from producers at the wellhead.

In addition, ETP’s intrastate transportation and storage operations generate revenues and margin from fees charged for storing customers’ working natural gas in our storage facilities. We also engage in natural gas storage transactions in which we seek to find and profit from pricing differences that occur over time utilizing the Bammel storage reservoir. We purchase physical natural gas and then sell financial contracts at a price sufficient to cover our carrying costs and provide for a gross profit margin. We expect margins from natural gas storage transactions to be higher during the periods from November to March of each year and lower during the period from April through October of each year due to the increased demand for natural gas during colder weather. However, we cannot assure that management’s expectations will be fully realized in the future and in what time period, due to various factors including weather, availability of natural gas in regions in which we operate, competitive factors in the energy industry, and other issues.

Results from ETP’s midstream operations are determined primarily by the volumes of natural gas gathered, compressed, treated, processed, purchased and sold through our pipeline and gathering systems and the level of natural gas and NGL prices. We generate midstream revenues and gross margins principally under fee-based or other arrangements in which we receive a fee for natural gas gathering, compressing, treating or processing services. The revenue earned from these arrangements is directly related to the volume of natural gas that flows through our systems and is not directly dependent on commodity prices.

We also utilize other types of arrangements in ETP’s midstream operations, including (i) discount-to-index price arrangements, which involve purchases of natural gas at either (1) a percentage discount to a specified index price, (2) a specified index price less a fixed amount or (3) a percentage discount to a specified index price less an additional fixed amount, (ii) percentage-of-proceeds arrangements under which we gather and process natural gas on behalf of producers, sell the resulting residue gas and NGL volumes at market prices and remit to producers an agreed upon percentage of the proceeds based on an index price, and (iii) keep-whole arrangements where we gather natural gas from the producer, process the natural gas and sell the resulting NGLs to third parties at market prices. In many cases, we provide services under contracts that contain a combination of more than one of the arrangements described above. The terms of our contracts vary based on gas quality conditions, the competitive environment at the time the contracts are signed and customer requirements. Our contract mix may change as a result of changes in producer preferences, expansion in regions where some types of contracts are more common and other market factors.

ETP conducts marketing activities in which we market the natural gas that flows through our assets, referred to as on-system gas. We also attract other customers by marketing volumes of natural gas that do not move through our assets, referred to as off-system gas. For both on-system and off-system gas, we purchase natural gas from natural gas producers and other supply points and sell that natural gas to utilities, industrial consumers, other marketers and pipeline companies, thereby generating gross margins based upon the difference between the purchase and resale prices.

ETP has a risk management policy that provides for oversight over our marketing activities. These activities are monitored independently by our risk management function and must take place within predefined limits and authorizations. As a result of our use of derivative financial instruments that may not qualify for hedge accounting, the degree of earnings volatility that can occur may be significant, favorably or unfavorably, from period to period. We attempt to manage this volatility through the use of daily position and profit and loss reports provided to senior management and predefined limits and authorizations set forth in our risk management policy.

Regulatory Accounting - Regulatory Assets and Liabilities

Transwestern, part of our interstate transportation operations, is subject to regulation by certain state and federal authorities and has accounting policies that conform to Statement of Financial Accounting Standards No. 71 (As Amended), Accounting for the Effects of Certain Types of Regulation, now incorporated into ASC 980, which is in accordance with the accounting requirements and ratemaking practices of the regulatory authorities. The application of these accounting policies allows us to defer expenses and revenues on the balance sheet as regulatory assets and liabilities when it is probable that those expenses and revenues will be allowed in the ratemaking process in a period different from the period in which they would have been reflected in the consolidated statement of operations by an unregulated company. These deferred assets and liabilities will be reported in results of operations in the period in which the same amounts are included in rates and recovered from or refunded to customers. Management’s assessment of the probability of recovery or pass through of regulatory assets and liabilities will require judgment and interpretation of laws and regulatory commission orders. If, for any reason, we cease to meet the criteria for application of regulatory accounting treatment for all or part of our operations, the regulatory assets and liabilities related to those portions ceasing to meet such criteria would be eliminated from the consolidated balance sheet for the period in which the discontinuance of regulatory accounting treatment occurs.

Cash, Cash Equivalents and Supplemental Cash Flow Information

Cash and cash equivalents include all cash on hand, demand deposits, and investments with original maturities of three months or less. We consider cash equivalents to include short-term, highly liquid investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.

We place our cash deposits and temporary cash investments with high credit quality financial institutions. At times, our cash and cash equivalents may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance Corporation insurance limit.

As a result of our acquisition of a natural gas compression equipment business in exchange for ETP Common Units, cash acquired in connection with acquisitions during 2009 exceeded the cash we paid by $30.4 million.

The net change in operating assets and liabilities (net of acquisitions) included in cash flows from operating activities is comprised as follows:

	Years Ended December 31,		Four Months Ended December 31,	Year Ended August 31,
	2009	2008	2007	2007
Accounts receivable	$28,431	$220,635	$(169,263)	$54,347
Accounts receivable from related companies	(28,944)	1,858	(12,521)	(5,908)
Inventories	(101,592)	96,145	(168,430)	196,173
Exchanges receivable	22,074	(7,888)	(4,216)	(3,406)
Other current assets	8,167	(57,052)	(4,702)	53,598
Intangibles and other assets	(4,786)	(40,752)	605	(1,817)
Accounts payable	(16,024)	(296,185)	195,644	(92,172)
Accounts payable to related companies	4,455	(24,751)	25,459	32,936
Exchanges payable	(35,433)	14,254	6,117	3,000
Accrued and other current liabilities	(123,363)	32,377	976	(27,461)
Interest payable	29,963	42,951	33,415	14,844
Other long-term liabilities	1,401	1,741	(680)	1,460
Price risk management liabilities, net	(108,193)	75,874	7,022	30,103

Net change in assets and liabilities, net of effect of acquisitions	$(323,844)	$59,207	$(90,574)	$255,697

Non-cash investing and financing activities and supplemental cash flow information are as follows:

	Years Ended December 31,		Four Months Ended December 31,	Year Ended August 31,
	2009	2008	2007	2007
NON-CASH INVESTING ACTIVITIES:
Transfer of investment in affiliate in purchase of Transwestern (Note 3)	$—	$—	$—	$956,348

Investment in Calpine Corporation received in exchange for accounts receivable	$—	$10,816	$—	$—

Capital expenditures accrued	$46,134	$153,230	$87,622	$43,498

NON-CASH FINANCING ACTIVITIES:
Long-term debt assumed and non-compete agreement notes payable issued in acquisitions	$26,237	$5,077	$3,896	$533,625

Subsidiary issuance of common units in connection with certain acquisitions	$63,339	$2,228	$1,400	$—

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest, net of interest capitalized	$367,924	$237,620	$51,465	$184,993

Cash paid for income taxes	$15,447	$4,674	$9,009	$8,583

Marketable Securities

Marketable securities are classified as available-for-sale securities and are reflected as current assets on the consolidated balance sheets at fair value.

During the year ended December 31, 2008, we determined there was an other-than-temporary decline in the market value of one of our available-for-sale securities, and reclassified into earnings a loss of $1.4 million, which is recorded in other expense. Unrealized holding gains (losses), net of tax, of $7.4 million, $(6.4) million, $(0.1) million, and $0.3 million were recorded through accumulated other comprehensive income (“AOCI”), based on the market value of the securities, for the years ended December 31, 2009 and 2008, the four months ended December 31, 2007, and the fiscal year ended August 31, 2007, respectively. The change in value of our available-for-sale securities for the year ended December 31, 2009 includes realized losses of $3.5 million reclassified from AOCI during the period as discussed in “Accounts Receivable” below.

Accounts Receivable

ETC OLP deals with counterparties that are typically either investment grade or are otherwise secured with a letter of credit or other form of security (corporate guaranty prepayment or master setoff agreement). Management reviews midstream and intrastate transportation and storage accounts receivable balances bi-weekly. Credit limits are assigned and monitored for all counterparties of the midstream and intrastate transportation and storage operations. Bad debt expense related to these receivables is recognized at the time an account is deemed uncollectible. Management believes that the occurrence of bad debt in our midstream and intrastate transportation and storage operations was not significant at December 31, 2009 or 2008; therefore, an allowance for doubtful accounts for the midstream and intrastate transportation and storage operations was not deemed necessary.

ETP’s interstate transportation operations have a concentration of customers in the electric and gas utility industries as well as natural gas producers. This concentration of customers may impact our overall exposure to credit risk, either positively or negatively, in that the customers may be similarly affected by changes in economic or other conditions. From time to time, specifically identified customers having perceived credit risk are required to provide prepayments or other forms of collateral. Transwestern’s management believes that the portfolio of receivables, which includes regulated electric utilities, regulated local distribution companies and municipalities, is subject to minimal credit risk. Transwestern establishes an allowance for doubtful accounts on trade receivables based on the expected ultimate recovery of these receivables. Transwestern considers many factors including historical customer collection experience, general and specific economic trends and known specific issues related to individual customers, sectors and transactions that might impact collectability.

ETP propane operations grant credit to their customers for the purchase of propane and propane-related products. Included in accounts receivable are trade accounts receivable arising from HOLP’s retail and wholesale propane and Titan’s retail propane operations and receivables arising from liquids marketing activities. Accounts receivable for retail and wholesale propane operations are recorded as amounts are billed to customers less an allowance for doubtful accounts. The allowance for doubtful accounts for the propane operations is based on management’s assessment of the realizability of customer accounts, based on the overall creditworthiness of our customers and any specific disputes.

ETP enters into netting arrangements with counterparties of derivative contracts to mitigate credit risk. Transactions are confirmed with the counterparty and the net amount is settled when due. Amounts outstanding under these netting arrangements are presented on a net basis in the consolidated balance sheets.

ETP exchanged a portion of its outstanding accounts receivable from Calpine Energy Services, L.P. for Calpine Corporation (“Calpine”) common stock valued at $10.8 million during the first quarter of 2008 pursuant to a settlement reached with Calpine related to their bankruptcy reorganization. The stock is included in marketable securities on the consolidated balance sheet at a fair value of $4.8 million as of December 31, 2008. In 2009, ETP sold the stock for $7.3 million and recorded a realized loss of $3.6 million, of which $3.5 million was reclassified from AOCI to other income in the consolidated statement of operations.

Accounts receivable consisted of the following:

	December 31, 2009	December 31, 2008
Natural gas operations	$429,849	$444,816
Propane	143,011	155,191
Less - allowance for doubtful accounts	(6,338)	(8,750)

Total, net	$566,522	$591,257

The activity in the allowance for doubtful accounts consisted of the following:

	Years Ended December 31,		Four Months Ended December 31, 2007	Year Ended August 31, 2007
	2009	2008
Balance, beginning of period	$8,750	$5,698	$5,601	$4,000
Accounts receivable written off, net of recoveries	(5,404)	(4,963)	(447)	(2,628)
Provision for loss on accounts receivable	2,992	8,015	544	4,229

Balance, end of period	$6,338	$8,750	$5,698	$5,601

Inventories

Inventories consist principally of natural gas held in storage valued at the lower of cost or market utilizing the weighted-average cost method. Propane inventories are also valued at the lower of cost or market utilizing the weighted-average cost of propane delivered to the customer service locations, including storage fees and inbound freight costs. The cost of appliances, parts and fittings is determined by the first-in, first-out method.

Inventories consisted of the following:

	December 31, 2009	December 31, 2008

Natural gas and NGLs, excluding propane	$157,103	$184,727
Propane	66,686	63,967
Appliances, parts and fittings and other	166,165	23,654

Total inventories	$389,954	$272,348

We utilize commodity derivatives to manage price volatility associated with our natural gas inventory. In April 2009, we began designating commodity derivatives as fair value hedges for accounting purposes. Subsequent to the designation of those fair value hedging relationships, changes in fair value of the designated hedged inventory have been recorded in inventory on our consolidated balance sheet and have been recorded in cost of products sold in our consolidated statements of operations.

During 2009, we recorded lower of cost or market adjustments of $54.0 million, which were offset by fair value adjustments related to our application of fair value hedging, of $66.1 million.

During 2008, we recorded lower-of-cost-or-market adjustments of $69.5 million for natural gas inventory and $4.4 million for propane inventory to reflect market values, which were less than the weighted-average cost. The natural gas inventory adjustment in 2008 was partially offset in net income by the recognition of unrealized gains on related cash flow hedges in the amount of $21.7 million from AOCI.

Exchanges

ETP’s midstream and intrastate transportation and storage operations’ exchanges consist of natural gas and NGL delivery imbalances with others. These amounts, which are valued at market prices, turn over monthly and are recorded as exchanges receivable or exchanges payable on our consolidated balance sheet. Management believes market value approximates cost.

ETP’s interstate transportation operations’ natural gas imbalances occur as a result of differences in volumes of gas received and delivered. Transwestern records natural gas imbalances for in-kind receivables and payables at the dollar weighted composite average of all current month gas transactions and dollar valued imbalances are recorded at contractual prices.

Other Current Assets

Other current assets consisted of the following:

	December 31, 2009	December 31, 2008
Deposits paid to vendors	$79,694	$78,237
Prepaid and other	68,729	75,276

Total other current assets	$148,423	$153,513

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful or Federal Energy Regulatory Commission (“FERC”) mandated lives of the assets. Expenditures for maintenance and repairs that do not add capacity or extend the useful life are expensed as incurred. Expenditures to refurbish assets that either extend the useful lives of the asset or prevent environmental contamination are capitalized and depreciated over the remaining useful life of the asset. Additionally, we capitalize certain costs directly related to the installation of company-owned propane tanks and construction of assets including internal labor costs, interest and engineering costs. Upon disposition or retirement of pipeline components or natural gas plant components, any gain or loss is recorded to accumulated depreciation. When entire pipeline systems, gas plants or other property and equipment are retired or sold, any gain or loss is included in our results of operations.

We review property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If such a review should indicate that the carrying amount of long-lived assets is not recoverable, we reduce the carrying amount of such assets to fair value. No impairment of long-lived assets was required during the periods presented.

Capitalized interest is included for pipeline construction projects, except for interstate projects for which an allowance for funds used during construction (“AFUDC”) is accrued. Interest is capitalized based on the current borrowing rate of ETP’s revolving credit facility when the related costs are incurred. AFUDC is calculated under guidelines prescribed by the FERC and capitalized as part of the cost of utility plant for interstate projects. It represents the cost of servicing the capital invested in construction work-in-process. AFUDC is segregated into two component parts – borrowed funds and equity funds.

Components and useful lives of property, plant and equipment were as follows:

	December 31, 2009	December 31, 2008

Land and improvements	$87,224	$74,731
Buildings and improvements (10 to 40 years)	156,676	129,714
Pipelines and equipment (10 to 83 years)	6,933,189	5,136,357
Natural gas storage (40 years)	100,746	92,457
Bulk storage, equipment and facilities (3 to 83 years)	591,908	533,621
Tanks and other equipment (10 to 30 years)	602,915	578,118
Vehicles (3 to 10 years)	176,946	156,486
Right of way (20 to 83 years)	509,173	358,669
Furniture and fixtures (3 to 10 years)	32,810	28,075
Linepack	53,404	48,108
Pad gas	47,363	53,583
Other (5 to 10 years)	117,896	97,975

	9,410,250	7,287,894
Less – Accumulated depreciation	(979,158)	(700,826)

	8,431,092	6,587,068
Plus – Construction work-in-process	239,155	1,709,017

Property, plant and equipment, net	$8,670,247	$8,296,085

We recognized the following amounts of depreciation expense, capitalized interest, and AFUDC for the periods presented:

	Years Ended December 31,		Four Months Ended December 31, 2007	Year Ended August 31, 2007
	2009	2008
Depreciation expense	$291,908	$244,689	$64,569	$163,630

Capitalized interest, excluding AFUDC	$11,791	$21,595	$12,657	$22,979

AFUDC (both debt and equity components)	$10,237	$50,074	$5,095	$3,600

Advances to and Investment in Affiliates

We own interests in a number of related businesses that are accounted for using the equity method. In general, we use the equity method of accounting for an investment in which we have a 20% to 50% ownership and exercise significant influence over, but do not control the investee’s operating and financial policies.

We account for our investments in Midcontinent Express Pipeline LLC and Fayetteville Express Pipeline LLC using the equity method. See Note 4 for a discussion of these joint ventures.

Goodwill

Goodwill is tested for impairment annually or more frequently if circumstances indicate that goodwill might be impaired. Our annual impairment test is performed as of December 31 for subsidiaries in our interstate operations and as of August 31 for all others. At December 31, 2008, we recorded an impairment of the entire goodwill balance of $11.4 million related to the Canyon Gathering System. No other goodwill impairments were recorded for the periods presented in these consolidated financial statements. Changes in the carrying amount of goodwill were as follows:

	Intrastate Transportation and Storage	Interstate Transportation	Midstream	Retail Propane	All Other	Total
Balance, December 31, 2007	$10,327	$98,613	$24,368	$594,801	$29,588	$757,697
Purchase accounting adjustments	—	—	—	2,457	—	2,457
Goodwill acquired	—	—	9,141	15,346	—	24,487
Goodwill Impairment	—	—	(11,359)	—	—	(11,359)

Balance, December 31, 2008	10,327	98,613	22,150	612,604	29,588	773,282
Purchase accounting adjustments	—	—	—	(8,662)	—	(8,662)
Goodwill acquired	—	—	—	33	10,440	10,473

Balance December 31, 2009	$10,327	$98,613	$22,150	$603,975	$40,028	$775,093

Goodwill is recorded at the acquisition date based on a preliminary purchase price allocation and generally may be adjusted when the purchase price allocation is finalized.

Intangibles and Other Assets

Intangibles and other assets are stated at cost, net of amortization computed on the straight-line method. We eliminate from our balance sheet the gross carrying amount and the related accumulated amortization for any fully amortized intangibles in the year they are fully amortized. Components and useful lives of intangibles and other assets were as follows:

	December 31, 2009		December 31, 2008
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

Amortizable intangible assets:
Noncompete agreements (3 to 15 years)	$24,139	$(12,415)	$40,301	$(24,374)
Customer lists (3 to 30 years)	153,843	(53,123)	144,337	(39,730)
Contract rights (6 to 15 years)	23,015	(5,638)	23,015	(3,744)
Patents (9 years)	750	(35)	—	—
Other (10 years)	478	(397)	2,677	(2,244)

Total amortizable intangible assets	202,225	(71,608)	210,330	(70,092)

Non-amortizable intangible assets - Trademarks	75,825	—	75,667	—

Total intangible assets	278,050	(71,608)	285,997	(70,092)

Other assets:
Financing costs (3 to 30 years)	68,597	(24,774)	59,108	(16,586)
Regulatory assets	101,879	(9,501)	98,560	(5,941)
Other	41,466	—	43,353	—

Total intangibles and assets	$489,992	$(105,883)	$487,018	$(92,619)

Aggregate amortization expense of intangible and other assets are as follows:

	Years Ended December 31,		Four Months Ended December 31, 2007	Year Ended August 31, 2007
	2009	2008
Reported in depreciation and amortization	$20,895	$17,462	$6,764	$15,532

Reported in interest expense	$8,188	$6,008	$1,710	$4,502

Estimated aggregate amortization expense for the next five years is as follows:

Years Ending December 31:
2010	$26,991
2011	25,326
2012	21,740
2013	16,310
2014	15,343

We review amortizable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If such a review should indicate that the carrying amount of amortizable intangible assets is not recoverable, we reduce the carrying amount of such assets to fair value. We review non-amortizable intangible assets for impairment annually, or more frequently if circumstances dictate. Our annual impairment test is performed as of December 31 for our interstate operations and as of August 31 for all others. No impairment of intangible assets was required during the periods presented in these consolidated financial statements.

Asset Retirement Obligation

We record the fair value of an asset retirement obligation as a liability in the period a legal obligation for the retirement of tangible long-lived assets is incurred, typically at the time the assets are placed into service. A corresponding asset is also recorded and depreciated over the life of the asset. After the initial measurement, we also recognize changes in the amount of the liability resulting from the passage of time and revisions to either the timing or amount of estimated cash flows.

We have determined that we are obligated by contractual requirements to remove facilities or perform other remediation upon retirement of certain assets. Determination of the amounts to be recognized is based upon numerous estimates and assumptions, including expected settlement dates, future retirement costs, future inflation rates and the credit-adjusted risk-free interest rates. However, management was not able to reasonably measure the fair value of the asset retirement obligations as of December 31, 2009 or 2008 because the settlement dates were indeterminable. An asset retirement obligation will be recorded in the periods management can reasonably determine the settlement dates.

Accrued and Other Current Liabilities

Accrued and other current liabilities consisted of the following:

	December 31, 2009	December 31, 2008

Customer advances and deposits	$88,430	$106,679
Accrued capital expenditures	46,134	153,230
Accrued wages and benefits	25,202	64,692
Taxes other than income taxes	23,294	20,772
Income taxes payable	3,401	14,538
Deferred income taxes	—	589
Other	42,485	73,294

Total accrued and other current liabilities	$228,946	$433,794

Customer Advances and Deposits

Deposits or advances are received from our customers as prepayments for natural gas deliveries in the following month and from our propane customers as security or prepayments for future propane deliveries. Prepayments and security deposits may also be required when customers exceed their credit limits or do not qualify for open credit.

Fair Value of Financial Instruments

The carrying amounts of accounts receivable and accounts payable approximate their fair value. Price risk management assets and liabilities are recorded at fair value. Based on the estimated borrowing rates currently available to us and our subsidiaries for long-term loans with similar terms and average maturities, the aggregate fair value and carrying amount of long-term debt at December 31, 2009 was $6.75 billion and $6.22 billion, respectively. At December 31, 2008, the aggregate fair value and carrying amount of long-term debt was $5.10 billion and $5.66 billion, respectively.

We have marketable securities, commodity derivatives and interest rate derivatives that are accounted for as assets and liabilities at fair value in our consolidated balance sheets. We determine the fair value of our assets and liabilities subject to fair value measurement by using the highest possible “level” of inputs. Level 1 inputs are observable quotes in an active market for identical assets and liabilities. We consider the valuation of marketable securities and commodity derivatives transacted through a clearing broker with a published price from the appropriate exchange as a Level 1 valuation. Level 2 inputs are inputs observable for similar assets and liabilities. We consider over-the-counter (“OTC”) commodity derivatives entered into directly with third parties as a Level 2 valuation since the values of these derivatives are quoted on an exchange for similar transactions. We consider the valuation of our interest rate derivatives as Level 2 since we use a LIBOR curve based on quotes from an active exchange of Eurodollar futures for the same period as the future interest swap settlements and discount the future cash flows accordingly, including the effects of our credit risk. We currently do not have any fair value measurements that require the use of significant unobservable inputs and therefore do not have any assets or liabilities considered as Level 3 valuations.

The following table summarizes the fair value of our financial assets and liabilities as of December 31, 2009 and 2008 based on inputs used to derive their fair values:

	Fair Value Measurements at December 31, 2009 Using			Fair Value Measurements at December 31, 2008 Using
Description	Fair Value Total	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Fair Value Total	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)
Assets:
Marketable securities	$6,055	$6,055	$—	$5,915	$5,915	$—
Natural gas inventories	156,156	156,156	—	—	—	—
Commodity derivatives	32,479	20,090	12,389	111,513	106,090	5,423

Liabilities:
Commodity derivatives	(8,016)	(7,574)	(442)	(43,336)	—	(43,336)
Interest rate swap derivatives	—	—	—	(51,642)	—	(51,642)

	$186,674	$174,727	$11,947	$22,450	$112,005	$(89,555)

Contributions in Aid of Construction Costs

On certain of our capital projects, third parties are obligated to reimburse us for all or a portion of project expenditures. The majority of such arrangements are associated with pipeline construction and production well tie-ins. Contributions in aid of construction costs (“CIAC”) are netted against our project costs as they are received, and any CIAC which exceeds our total project costs, is recognized as other income in the period in which it is realized. In March 2008, we received a reimbursement related to an extension on our Southeast Bossier pipeline resulting in an excess over total project costs of $7.1 million, which is recorded in other income on our consolidated statement of operations for the year ended December 31, 2008.

Contributions in aid of construction costs were as follows:

	Years Ended December 31,		Four Months Ended December 31, 2007	Year Ended August 31, 2007
	2009	2008
Received and netted against project costs	$6,453	$50,050	$3,493	$10,463
Recorded in other income	(305)	8,352	216	403

Totals	$6,148	$58,402	$3,709	$10,866

Shipping and Handling Costs

Shipping and handling costs related to fuel sold are included in cost of products sold. Shipping and handling costs related to fuel consumed for compression and treating are included in operating expenses and totaled $55.9 million and $112.0 million for the years ended December 31, 2009 and 2008, respectively, $30.7 million for the four months ended December 31, 2007 and $58.6 million for the year ended August 31, 2007. We do not separately charge propane shipping and handling costs to customers.

Costs and Expenses

Costs of products sold include actual cost of fuel sold, adjusted for the effects of our hedging and other commodity derivative activities, storage fees and inbound freight on propane, and the cost of appliances, parts and fittings. Operating expenses include all costs incurred to provide products to customers, including compensation for operations personnel, insurance costs, vehicle maintenance, advertising costs, shipping and handling costs related to propane, purchasing costs and plant operations. Selling, general and administrative expenses include all ETP related expenses and compensation for executive, partnership, and administrative personnel.

We record the collection of taxes to be remitted to government authorities on a net basis.

Income Taxes

ETP LLC is a limited liability company. As a result, our earnings or losses, to the extent not included in a taxable subsidiary, for federal and state income tax purposes are included in the tax returns of the individual members. Net earnings for financial statement purposes may differ significantly from taxable income reportable to members as a result of differences between the tax basis and financial reporting basis of assets and liabilities.

ETP will be considered to have terminated for federal income tax purposes if the transfer of ETP units within a 12-month period constitute the sale or exchange of 50% or more of our capital and profits interests. In order to determine whether a sale or exchange of 50% or more of capital and profits interests has occurred, we review information available to us regarding transactions involving transfers of our units, including reported transfers of units by our affiliates and sales of units pursuant to trading activity in the public markets; however, the information we are able to obtain is generally not sufficient to make a definitive determination, on a current basis, of whether there have been sales and exchanges of 50% or more of ETP’s capital and profits interests within the prior 12-month period, and we may not have all of the information necessary to make this determination until several months following the time of the transfers that would cause the 50% threshold to be exceeded.

ETP exceeded the 50% threshold on May 7, 2007, and, as a result, ETP terminated for federal tax income purposes on that date. This termination did not affect ETP’s classification as a partnership for federal income tax purposes or otherwise affect the nature or extent of ETP’s “qualifying income” for federal income tax purposes. This termination required ETP to close its taxable year, make new elections as to various tax matters and reset the depreciation schedule for its depreciable assets for federal income tax purposes. The resetting of its depreciation schedule resulted in a deferral of the depreciation deductions allowable in computing the taxable income allocated to ETP’s Unitholders. However, certain elections made by ETP in connection with this tax termination allowed us to utilize deductions for the amortization of certain intangible assets for purposes of computing the taxable income allocable to certain of ETP’s Unitholders, which deductions had not previously been utilized in computing taxable income allocable to ETP’s Unitholders.

As a result of the tax termination discussed above, ETP elected new depreciation and amortization policies for income tax purposes, which include the amortization of goodwill. As a result of the income tax regulations related to remedial income allocations, our subsidiary, Heritage Holdings, Inc. (“HHI”), which owns ETP’s Class E units, receives a special allocation of taxable income, for income tax purposes only, essentially equal to the amount of goodwill amortization deductions allocated to purchasers of ETP Common Units. The amount of such “goodwill” accumulated as of the date of ETP’s acquisition of HHI (approximately $158.0 million) is now being amortized over 15 years beginning on May 7, 2007, the date of ETP’s new tax elections. We account for the tax effects of the goodwill amortization and remedial income allocation as an adjustment of ETP’s HHI purchase price allocation, which effectively results in a charge to our noncontrolling interest and a deferred tax benefit offsetting the current tax expense resulting from the remedial income allocation for tax purposes. For the years ended December 31, 2009 and 2008, the four months ended December, 31, 2007, and the year ended August 31, 2007, this resulted in a current tax expense and deferred tax benefit (with a corresponding charge to common equity as an adjustment of the purchase price allocation) of approximately $3.8 million, $3.4 million, $1.2 million and $1.2 million, respectively. As of December 31, 2009, the amount of tax goodwill to be amortized over the next 13 years for which HHI will receive a remedial income allocation is approximately $132.8 million.

We are treated as a disregarded entity for federal income tax purposes; therefore, certain income tax elections that ETE may make in the future could impact the amount of income tax expense that we recognize in future periods.

As a limited partnership, ETP is generally not subject to income tax. ETP is, however, subject to a statutory requirement that its non-qualifying income (including income such as derivative gains from trading activities, service income, tank rentals and others) cannot exceed 10% of its total gross income, determined on a calendar year basis under the applicable income tax provisions. If the amount of ETP’s non-qualifying income exceeds this statutory limit, ETP would be taxed as a corporation. Accordingly, certain activities that generate non-qualifying income are conducted through taxable corporate subsidiaries (“C corporations”) of ETP. These C corporations are subject to federal and state income tax and pay the income taxes related to the results of their operations. For the years ended December 31, 2009 and 2008, the four months ended December 31, 2007 and the year ended August 31, 2007, ETP’s non-qualifying income did not exceed the statutory limit.

Those subsidiaries which are taxable corporations follow the asset and liability method of accounting for income taxes, under which deferred income taxes are recorded based upon differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets are received and liabilities settled.

Accounting for Derivative Instruments and Hedging Activities

We are exposed to market risks related to the volatility of natural gas, NGL and propane prices. To manage the impact of volatility from these prices, we utilize various exchange-traded and OTC commodity financial instrument contracts. These contracts consist primarily of futures and swaps and are recorded at fair value in the consolidated balance sheets. In general, we use derivatives to eliminate market exposure and price risk within our operations as follows:

•	Derivatives are utilized in ETP’s midstream operations in order to mitigate price volatility in our marketing activities and manage fixed price exposure incurred from contractual obligations.

•

ETP uses derivative financial instruments in connection with our natural gas inventory at the Bammel storage facility by purchasing physical natural gas and then selling financial contracts at a price sufficient to cover its carrying costs and provide a gross profit margin. ETP also uses derivatives in our intrastate transportation and storage operations to hedge the sales price of retention gas and hedge location price differentials related to the transportation of natural gas.

•

ETP’s propane operations permit customers to guarantee the propane delivery price for the next heating season. As ETP executes fixed sales price contracts with our customers, ETP may enter into propane futures contracts to fix the purchase price related to these sales contracts, thereby locking in a gross profit margin. Additionally, ETP may use propane futures contracts to secure the purchase price of our propane inventory for a percentage of our anticipated propane sales.

For qualifying hedges, we formally document, designate and assess the effectiveness of transactions that receive hedge accounting treatment and the gains and losses offset related results on the hedged item in the statement of operations. The market prices used to value our financial derivatives and related transactions have been determined using independent third party prices, readily available market information, broker quotes and appropriate valuation techniques.

At inception of a hedge, we formally document the relationship between the hedging instrument and the hedged item, the risk management objectives, and the methods used for assessing and testing effectiveness and how any ineffectiveness will be measured and recorded. We also assess, both at the inception of the hedge and on a quarterly basis, whether the derivatives that are used in our hedging transactions are highly effective in offsetting changes in cash flows. If we determine that a derivative is no longer highly effective as a hedge, we discontinue hedge accounting prospectively by including changes in the fair value of the derivative in net income for the period.

If we designate a hedging relationship as a fair value hedge, we record the changes in fair value of the hedged asset or liability in cost of products sold in our consolidated statement of operations. This amount is offset by the changes in fair value of the related hedging instrument. Any ineffective portion or amount excluded from the assessment of hedge ineffectiveness is also included in the cost of products sold in the consolidated statement of operations.

We inject and hold natural gas in our Bammel storage facility to take advantage of contango markets, when the price of natural gas is higher in the future than the current spot price. We use financial derivatives to hedge the natural gas held in connection with these arbitrage opportunities. At the inception of the hedge, we lock in a margin by purchasing gas in the spot market or off peak season and entering a financial contract to lock in the sale price. If we designate the related financial contract as a fair value hedge for accounting purposes, we value the hedged natural gas inventory at current spot market prices along with the financial derivative we use to hedge it. Changes in the spread between the forward natural gas prices designated as fair value hedges and the physical inventory spot price result in unrealized gains or losses until the underlying physical gas is withdrawn and the related designated derivatives are settled. Once the gas is withdrawn and the designated derivatives are settled, the previously unrealized gains or losses associated with these positions are realized. Unrealized margins represent the unrealized gains or losses from our derivative instruments using marked to market accounting, with changes in the fair value of our derivatives being recorded directly in earnings. These margins fluctuate based upon changes in the spreads between the physical spot price and forward natural gas prices. If the spread narrows between the physical and financial prices, we will record unrealized gains or lower unrealized losses. If the spread widens, we will record unrealized losses or lower unrealized gains. Typically, as we enter the winter months, the spread converges so that we recognize in earnings the original locked in spread, either through mark-to-market or the physical withdrawal of natural gas.

We attempt to maintain balanced positions in our marketing activities to protect ourselves from the volatility in the energy commodities markets; however, net unbalanced positions can exist. Long-term physical contracts are tied to index prices. System gas, which is also tied to index prices, is expected to provide most of the gas required by our long-term physical contracts. When third-party gas is required to supply long-term contracts, a hedge is put in place to protect the margin on the contract. Financial contracts, which are not tied to physical delivery, are expected to be offset with financial contracts to balance our positions. To the extent open commodity positions exist, fluctuating commodity prices can impact our financial position and results of operations, either favorably or unfavorably.

Cash flows from derivatives accounted for as cash flow hedges are reported as cash flows from operating activities, in the same category as the cash flows from the items being hedged.

If we designate a derivative financial instrument as a cash flow hedge and it qualifies for hedge accounting, a change in the fair value is deferred in AOCI until the underlying hedged transaction occurs. Any ineffective portion of a cash flow hedge’s change in fair value is recognized each period in earnings. Gains and losses deferred in AOCI related to cash flow hedges remain in AOCI until the underlying physical transaction occurs, unless it is probable that the forecasted transaction will not occur by the end of the originally specified time period or within an additional two-month period of time thereafter. For financial derivative instruments that do not qualify for hedge accounting, the change in fair value is recorded in cost of products sold in the consolidated statements of operations.

We are exposed to market risk for changes in interest rates related to our revolving credit facilities. We previously have managed a portion of our interest rate exposures by utilizing interest rate swaps and similar arrangements, which allow us to effectively convert a portion of variable rate debt into fixed rate debt. Certain of our interest rate derivatives are accounted for as cash flow hedges. We report the realized gain or loss and ineffectiveness portions of those hedges in interest expense. Gains and losses on interest rate derivatives that are not accounted for as cash flow hedges are classified in other income. See Note 11 for additional information related to interest rate derivatives

Allocation of Income (Loss)

For purposes of maintaining partner capital accounts, the Partnership Agreement specifies that items of income and loss shall generally be allocated among the partners in accordance with their percentage interests (see Note 6). Normal allocations according to percentage interests are made after giving effect to any priority income allocations in an amount equal to the incentive distributions that are allocated 100% to the General Partner.

Unit-Based Compensation

ETP accounts for equity awards issued to employees over the vesting period based on the grant-date fair value. The grant-date fair value is determined based on the market price of ETP’s Common Units on the grant date, adjusted to reflect the present value of any expected distributions that will not accrue to the employee during the vesting period. The present value of expected service period distributions is computed based on the risk-free interest rate, the expected life of the unit grants and the expected distributions based on the most recently declared distributions as of the grant date.

New Accounting Standards

Accounting Standards Codification. On July 1, 2009, the Financial Accounting Standards Board (“FASB”) instituted a new referencing system, which codifies, but does not amend, previously existing nongovernmental GAAP. The FASB Accounting Standards Codification™ (“ASC”) is now the single authoritative source for GAAP. Although the implementation of ASC has no impact on our financial statements, certain references to authoritative GAAP literature within our footnotes have been changed to cite the appropriate content within the ASC.

Noncontrolling Interests. On January 1, 2009, we adopted SFAS 160, now incorporated into ASC 810-10, which established new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, the new standard requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent's equity. The amount of net income attributable to the noncontrolling interest is included in consolidated net income on the face of the income statement. The new standard clarifies that changes in a parent's ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, the new standard requires that a parent recognizes a gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss is measured using the fair value of the noncontrolling equity investment on the deconsolidation date. This standard also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. The adoption of this standard did not have a significant impact on our financial position or results of operations. However, it did result in certain changes to our financial statement presentation, including the change in classification of noncontrolling interest (minority interest) from liabilities to equity on the condensed consolidated balance sheet.

Upon adoption, we reclassified $3.77 billion from minority interest liability to noncontrolling interest as a separate component of equity on our consolidated balance sheet as of December 31, 2008. In addition, we reclassified $865.8 million, $261.8 million and $677.2 million of minority interest expense to net income attributable to noncontrolling interest in our consolidated statements of operations for the year ended December 31, 2008, the four month transition period ended December 31, 2007 and the year ended August 31, 2007.

Business Combinations. On January 1, 2009, we adopted Statement of Financial Accounting Standards No. 141 (Revised 2007), Business Combinations, which is now incorporated into ASC 805. The new standard significantly changes the accounting for business combinations and includes a substantial number of new disclosure requirements. The new standard requires an acquiring entity to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions and changes the accounting treatment for certain specific items, including:

•	Acquisition costs are generally expensed as incurred;

•	Noncontrolling interests (previously referred to as “minority interests”) are valued at fair value at the acquisition date;

•	In-process research and development is recorded at fair value as an indefinite-lived intangible asset at the acquisition date;

•	Restructuring costs associated with a business combination are generally expensed subsequent to the acquisition date; and

•	Changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date are recorded in income taxes.

Our adoption of this standard did not have an immediate impact on our financial position or results of operations; however, it has impacted the accounting for our business combinations subsequent to adoption.

Derivative Instruments and Hedging Activities. On January 1, 2009, we adopted Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities - An Amendment of FASB Statement No. 133, which is now incorporated into ASC 815. This standard changed the disclosure requirements for derivative instruments and hedging activities, including requirements for qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. The standard only affected disclosure requirements; therefore, our adoption did not impact our financial position or results of operations.

Equity Method Investment Accounting. On January 1, 2009, we adopted Emerging Issues Task Force Issue No. 08-6, Equity Method Investment Accounting Considerations, which is now incorporated into ASC 323-10. This standard establishes the requirements for initial measurement of an equity method investment, including the accounting for contingent consideration related to the acquisition of an equity method investment, and also clarifies the accounting for (1) an other-than-temporary impairment of an equity method investment and (2) changes in level of ownership or degree of influence with respect to an equity method investment. Our adoption did not have a material impact on our financial position or results of operations.

Subsequent Events. During 2009, we adopted Statement of Financial Accounting Standards No. 165, Disclosures about Subsequent Events, which is now incorporated into ASC 855. Under this standard, we are required to evaluate subsequent events through the date that our financial statements are issued and also required to disclose the date through which subsequent events are evaluated. The adoption of this standard does not change our current practices with respect to evaluating, recording and disclosing subsequent events; therefore, our adoption of this statement during the second quarter had no impact on our financial position or results of operations.

3.	ACQUISITIONS:

2010

In January 2010, ETP purchased a natural gas gathering company which provides dehydration, treating, redelivery and compression services on a 120-mile pipeline system in the Haynesville Shale. The purchase price is $150 million in cash, excluding certain adjustments as defined in the purchase agreement, and the acquisition closed in March 2010.

2009

In November 2009, we acquired all of the outstanding equity interests of a natural gas compression equipment business with operations in Arkansas, California, Colorado, Louisiana, New Mexico, Oklahoma, Pennsylvania and Texas, in exchange for our issuance of 1,450,076 Common Units having an aggregate market value of approximately $63.3 million on the closing date. In connection with this transaction, we received cash of $41.1 million, assumed total liabilities of $30.5 million, which includes $8.4 million in notes payable and recorded goodwill of $8.7 million. In addition, we acquired ETG in August 2009. See Note 13.

2008

During the year ended December 31, 2008, HOLP and Titan collectively acquired substantially all of the assets of 20 propane businesses. The aggregate purchase price for these acquisitions totaled $96.4 million, which included $76.2 million of cash paid, net of cash acquired, liabilities assumed of $8.2 million, 53,893 Common Units issued valued at $2.2 million and debt forgiveness of $9.8 million. The cash paid for acquisitions was financed primarily with ETP’s and HOLP’s Senior Revolving Credit Facilities. We recorded $15.3 million of goodwill in connection with these acquisitions.

Transition Period 2007

Canyon Acquisition

In October 2007, we acquired the Canyon Gathering System midstream business of Canyon Gas Resources, LLC from Cantera Resources Holdings, LLC (the “Canyon acquisition”) for $305.2 million in cash, subject to working capital adjustments as defined in the purchase and sale agreement. The purchase price was initially allocated based on the estimated fair values of the assets acquired and liabilities assumed at the date of the acquisition. We completed the purchase price allocation during the third quarter of 2008. The adjustments to the purchase price allocation were not material. The final allocations of the purchase price are noted below:

Accounts receivable	$3,613
Inventory	183
Prepaid and other current assets	1,606
Property, plant, and equipment	284,910
Intangibles and other assets	6,351
Goodwill	11,359

Total assets acquired	308,022

Accounts payable	(1,840)
Customer advances and deposits	(1,030)

Total liabilities assumed	(2,870)

Net assets acquired	$305,152

2007

On November 1, 2006, pursuant to agreements entered into with GE Energy Financial Services (“GE”) and Southern Union Company (“Southern Union”), we acquired the member interests in CCE Holdings, LLC (“CCEH”) from GE and certain other investors for $1.00 billion. We financed a portion of the CCEH purchase price with the proceeds from our issuance of 26,086,957 Class G Units to ETE simultaneous with the closing on November 1, 2006. The member interests acquired represented a 50% ownership in CCEH. On December 1, 2006, in a second and related transaction, CCEH redeemed ETP’s 50% ownership interest in CCEH in exchange for 100% ownership of Transwestern, which owns the Transwestern pipeline. Following the final step, Transwestern became a new operating subsidiary and formed our interstate transportation operations.

The total acquisition cost for Transwestern, net of cash acquired, was as follows:

Basis of investment in CCEH at November 30, 2006	$956,348
Distributions received on December 1, 2006	(6,217)
Fair value of short-term debt assumed	13,000
Fair value of long-term debt assumed	519,377
Other assumed long-term indebtedness	10,096
Current liabilities assumed	35,781
Cash acquired	(3,386)
Acquisition costs incurred	11,696

Total	$1,536,695

In September 2006, we acquired two small natural gas gathering systems in east and north Texas for an aggregate purchase price of $30.6 million in cash. The purchase and sale agreement for the gathering system in north Texas also had a contingent payment not to exceed $25.0 million to be determined eighteen months from the closing date. These systems provide us with additional capacity in the Barnett Shale and in the Travis Peak area of east Texas and are included in our midstream operations. The cash paid for this acquisition was financed primarily from advances under the previously existing credit facility. In March 2008, a contingent payment of $8.7 million was recorded as an adjustment to goodwill in our midstream operations.

In December 2006, we purchased a natural gas gathering system in north Texas for $32.0 million in cash. The purchase and sale agreement for the gathering system in north Texas also had a contingent payment not to exceed $21.0 million to be determined two years after the closing date. In December 2008, it was determined that a contingency payment would not be required. The gathering system consists of approximately 36 miles of pipeline and has an estimated capacity of 70 MMcf/d. We expect the gathering system will allow us to continue expanding in the Barnett Shale area of north Texas. The cash paid for this acquisition was financed primarily from advances under the previously existing credit facility.

During the fiscal year ended August 31, 2007, HOLP and Titan collectively acquired substantially all of the assets of five propane businesses. The aggregate purchase price for these acquisitions totaled $17.6 million, which included $15.5 million of cash paid, net of cash acquired, and liabilities assumed of $2.1 million. The cash paid for acquisitions was financed primarily with ETP’s and HOLP’s Senior Revolving Credit Facilities.

Except for the acquisition of the 50% member interests in CCEH, our acquisitions were accounted for under the purchase method of accounting and the purchase prices were allocated based on the estimated fair values of the assets acquired and liabilities assumed at the date of the acquisition. The acquisition of the 50% member interest in CCEH was accounted for under the equity method of accounting in accordance with APB Opinion No. 18, through November 30, 2006. The acquisition of 100% of Transwestern has been accounted for under the purchase method of accounting since the acquisition on December 1, 2006.

The following table presents the allocation of the acquisition cost to the assets acquired and liabilities assumed based on their fair values for the fiscal year 2007 acquisitions described above, net of cash acquired:

	Intrastate Transportation and Storage and Midstream Acquisitions (Aggregated)	Transwestern Acquisition	Propane Acquisitions (Aggregated)
Accounts receivable	$—	$20,062	$1,111
Inventory	—	895	414
Prepaid and other current assets	—	11,842	57
Investment in unconsolidated affiliate	(503)	—	—
Property, plant, and equipment	50,916	1,254,968	8,035
Intangibles and other assets	23,015	141,378	3,808
Goodwill	—	107,550	4,167

Total assets acquired	73,428	1,536,695	17,592

Accounts payable	—	(1,932)	(381)
Customer advances and deposits	—	(700)	(254)
Accrued and other current liabilities	(292)	(33,149)	(170)
Short-term debt (paid in December 2006)	—	(13,000)	—
Long-term debt	—	(519,377)	(1,309)
Other long-term obligations	—	(10,096)	—

Total liabilities assumed	(292)	(578,254)	(2,114)

Net assets acquired	$73,136	$958,441	$15,478

The purchase price for the acquisitions was initially allocated based on the estimated fair value of the assets acquired and liabilities assumed. The Transwestern allocation was based on the preliminary results of independent appraisals. The purchase price allocations were completed during the first quarter of 2008. The final allocation adjustments were not significant.

Included in the property, plant and equipment associated with the Transwestern acquisition is an aggregate plant acquisition adjustment of $446.2 million, which represents costs allocated to Transwestern’s transmission plant. This amount has not been included in the determination of tariff rates Transwestern charges to its regulated customers. The unamortized balance of this adjustment was $419.6 million at December 31, 2008 and is being amortized over 35 years, the composite weighted average estimated remaining life of Transwestern’s assets as of the acquisition date.

Regulatory assets, included in intangible and other assets on the consolidated balance sheet, established in the Transwestern purchase price allocation consist of the following:

Accumulated reserve adjustment	$42,132
AFUDC gross-up	9,280
Environmental reserves	6,623
South Georgia deferred tax receivable	2,593
Other	9,329

Total Regulatory Assets acquired	$69,957

All of Transwestern’s regulatory assets are considered probable of recovery in rates.

We recorded the following intangible assets and goodwill in conjunction with the fiscal year 2007 acquisitions described above:

	Intrastate Transportation and Storage and Midstream Acquisitions (Aggregated)	Transwestern Acquisition	Propane Acquisitions (Aggregated)
Intangible assets:
Contract rights and customer lists (6 to 15 years)	$23,015	$47,582	$—
Financing costs (7 to 9 years)	—	13,410	—
Other	—	—	3,808

Total intangible assets	23,015	60,992	3,808

Goodwill	—	107,550	4,167

Total intangible assets and goodwill acquired	$23,015	$168,542	$7,975

Goodwill was warranted because these acquisitions enhance our current operations, and certain acquisitions are expected to reduce costs through synergies with existing operations. We expect all of the goodwill acquired to be tax deductible. We do not believe that the acquired intangible assets have any significant residual value at the end of their useful life.

4.	INVESTMENTS IN AFFILIATES:

Midcontinent Express Pipeline LLC

ETP is party to an agreement with Kinder Morgan Energy Partners, L.P. (“KMP”) for a 50/50 joint development of the Midcontinent Express pipeline. Construction of the approximately 500-mile pipeline was completed and natural gas transportation service commenced August 1, 2009 on the pipeline from Delhi, Louisiana, to an interconnect with the Transco interstate natural gas pipeline in Butler, Alabama. Interim service began on the pipeline from Bennington, Oklahoma, to Delhi in April 2009. In July 2008, Midcontinent Express Pipeline LLC (“MEP”), the entity formed to construct, own and operate this pipeline, completed an open season with respect to a capacity expansion of the pipeline from the current capacity of 1.4 Bcf/d to a total capacity of 1.8 Bcf/d for the main segment of the pipeline from north Texas to an interconnect location with the Columbia Gas Transmission Pipeline near Waverly, Louisiana. The additional capacity was fully subscribed as a result of this open season. The planned expansion of capacity will be added through the installation of additional compression on this segment of the pipeline and is expected to be completed in the latter part of 2010. This expansion was approved by the Federal Energy Regulatory Commission (the “FERC”) in September 2009.

On January 9, 2009, MEP filed an amended application to revise its initial transportation rates to reflect an increase in projected costs for the project; the amended application was approved by the FERC on March 25, 2009.

On May 26, 2010, ETP transferred to ETE, in exchange for ETP common units owned by ETE, substantially all of its interest in MEP. In conjunction with this transfer, ETP recorded a non-cash charge of approximately $52.6 million during the three months ending June 30, 2010 to reduce the carrying value of the interest to its estimated fair value. See discussion of the transaction in “Recent Developments” at Note 1.

Fayetteville Express Pipeline LLC

ETP is party to an agreement with KMP for a 50/50 joint development of the Fayetteville Express pipeline, an approximately 185-mile natural gas pipeline that will originate in Conway County, Arkansas, continue eastward through White County, Arkansas and terminate at an interconnect with Trunkline Gas Company in Quitman County, Mississippi. In December 2009, Fayetteville Express Pipeline LLC (“FEP”), the entity formed to construct, own and operate this pipeline, received FERC approval of its application for authority to construct and operate this pipeline. That order is currently subject to a limited request for rehearing. The pipeline is expected to have an initial capacity of 2.0 Bcf/d. The pipeline project is expected to be in service by the end of 2010. FEP has secured binding 10-year commitments for transportation of approximately 1.85 Bcf/d. The new pipeline will interconnect with Natural Gas Pipeline Company of America (“NGPL”) in White County, Arkansas, Texas Gas Transmission in Coahoma County, Mississippi and ANR Pipeline Company in Quitman County, Mississippi. NGPL is operated and partially owned by Kinder Morgan, Inc. Kinder Morgan, Inc. owns the general partner of KMP.

Capital Contributions to Affiliates

During the year ended December 31, 2009, we contributed $664.5 million to MEP. FEP’s capital expenditures are being funded under a credit facility. All of our contributions to FEP were reimbursed to us in 2009, including $9.0 million that we contributed in 2008.

Summarized Financial Information

The following tables present aggregated selected balance sheet and income statement data for our unconsolidated affiliates, MEP and FEP (on a 100% basis):

	December 31, 2009	December 31, 2008
Current assets	$33,794	$9,953
Property, plant and equipment, net	2,576,031	1,012,006
Other assets	19,658	—

Total assets	$2,629,483	$1,021,959

Current liabilities	$105,951	$163,379
Non-current liabilities	1,198,882	840,580
Equity	1,324,650	18,000

Total liabilities and equity	$2,629,483	$1,021,959

	Years Ended December 31,		Four Months Ended December 31, 2007	Year Ended August 31, 2007
	2009	2008
Revenue	$98,593	$—	$—	$—
Operating income	47,818	—	—	—
Net income	36,555	1,057	—	—

As stated above, MEP was placed into service during 2009.

5.	DEBT OBLIGATIONS:

Our debt obligations consist of the following:

	December 31, 2009	December 31, 2008
ETP Senior Notes:
5.95% Senior Notes, due February 1, 2015	$750,000	$750,000	Payable upon maturity. Interest is paid semi-annually.
5.65% Senior Notes, due August 1, 2012	400,000	400,000	Payable upon maturity. Interest is paid semi-annually.
6.125% Senior Notes, due February 15, 2017	400,000	400,000	Payable upon maturity. Interest is paid semi-annually.
6.625% Senior Notes, due October 15, 2036	400,000	400,000	Payable upon maturity. Interest is paid semi-annually.
6.0% Senior Notes, due July 1, 2013	350,000	350,000	Payable upon maturity. Interest is paid semi-annually.
6.7% Senior Notes, due July 1, 2018	600,000	600,000	Payable upon maturity. Interest is paid semi-annually.
7.5% Senior Notes, due July 1, 2038	550,000	550,000	Payable upon maturity. Interest is paid semi-annually.
9.7% Senior Notes due March 15, 2019	600,000	600,000	Put option on March 15, 2012. Payable upon maturity. Interest is paid semi-annually.
8.5% Senior Notes due April 15, 2014	350,000	—	Payable upon maturity. Interest is paid semi-annually.
9.0% Senior Notes due April 15, 2019	650,000	—	Payable upon maturity. Interest is paid semi-annually.

Transwestern Senior Unsecured Notes:
5.39% Senior Unsecured Notes, due November 17, 2014	88,000	88,000	Payable upon maturity. Interest is paid semi-annually.
5.54% Senior Unsecured Notes, due November 17, 2016	125,000	125,000	Payable upon maturity. Interest is paid semi-annually.
5.64% Senior Unsecured Notes, due May 24, 2017	82,000	82,000	Payable upon maturity. Interest is paid semi-annually.
5.89% Senior Unsecured Notes, due May 24, 2022	150,000	150,000	Payable upon maturity. Interest is paid semi-annually.
6.16% Senior Unsecured Notes, due May 24, 2037	75,000	75,000	Payable upon maturity. Interest is paid semi-annually.
5.36% Senior Unsecured Notes, due December 9, 2020	175,000	—	Payable upon maturity. Interest is paid semi-annually.
5.66% Senior Unsecured Notes, due December 9, 2024	175,000	—	Payable upon maturity. Interest is paid semi-annually.

HOLP Senior Secured Notes:
8.55% Senior Secured Notes	24,000	36,000	Annual payments of $12,000 due each June 30 through 2011. Interest is paid semi-annually.
Medium Term Note Program:
7.17% Series A Senior Secured Notes	—	2,400	Matured in November 2009.
7.26% Series B Senior Secured Notes	6,000	8,000	Annual payments of $2,000 due each November 19 through 2012. Interest is paid semi-annually.
Senior Secured Promissory Notes:
8.55% Series B Senior Secured Notes	4,571	9,142	Annual payments of $4,571 due each August 15 through 2010. Interest is paid quarterly.
8.59% Series C Senior Secured Notes	5,750	11,500	Annual payments of $5,750 due August 15, 2010. Interest is paid quarterly.
8.67% Series D Senior Secured Notes	33,100	45,550	Annual payments of $7,700 due August 15, 2010, $12,450 due August 15, 2011, and $12,950 due August 15, 2012. Interest is paid quarterly.
8.75% Series E Senior Secured Notes	6,000	7,000	Annual payments of $1,000 due each August 15 through 2015. Interest is paid quarterly.
8.87% Series F Senior Secured Notes	40,000	40,000	Annual payments of $3,636 due each August 15, 2010 through 2020. Interest is paid quarterly.
7.89% Series H Senior Secured Notes	5,091	5,818	Annual payments of $727 due each May 15 through 2016. Interest is paid quarterly.
7.99% Series I Senior Secured Notes	16,000	16,000	One payment due May 15, 2013. Interest is paid quarterly.

Revolving Credit Facilities:
ETP Revolving Credit Facility	150,000	902,000	See terms below under “ETP Credit Facility”.
HOLP Fourth Amended and Restated Senior Revolving Credit Facility	10,000	10,000	See terms below under “HOLP Credit Facility”.

Other Long-Term Debt:
Notes payable on noncompete agreements with interest imputed at rates averaging 8.06% and 7.91% for December 31, 2009 and 2008, respectively	7,898	11,249	Due in installments through 2014
Other	2,388	2,765	Due in installments through 2024.
Unamortized discounts	(12,829)	(13,477)

	6,217,969	5,663,947
Current maturities	(40,923)	(45,232)

	$6,177,046	$5,618,715

Future maturities of long-term debt for each of the next five years and thereafter are as follows:

2010	$40,923
2011	44,607
2012	572,881
2013	372,569
2014	443,519
Thereafter	4,743,470

$6,217,969

ETP Senior Notes

The ETP Senior Notes were registered under the Securities Act of 1933 (as amended). ETP may redeem some or all of the ETP Senior Notes at any time, or from time to time, pursuant to the terms of the indenture and related indenture supplements related to the ETP Senior Notes. Interest on the ETP Senior Notes is paid semi-annually.

The ETP Senior Notes are unsecured obligations of the Partnership and the obligation of the Partnership to repay the ETP Senior Notes is not guaranteed by any of the Partnership’s subsidiaries. As a result, the ETP Senior Notes effectively rank junior to any future indebtedness of ours or our subsidiaries that is both secured and unsubordinated to the extent of the value of the assets securing such indebtedness, and the ETP Senior Notes effectively rank junior to all indebtedness and other liabilities of our existing and future subsidiaries.

In April 2009, ETP completed a public offering of $350.0 million aggregate principal amount of 8.5% Senior Notes due 2014 and $650.0 million aggregate principal amount of 9.0% Senior Notes due 2019 (collectively the “2009 ETP Notes”). The offering of the 2009 ETP Notes closed on April 7, 2009 and ETP used net proceeds of approximately $993.6 million to repay borrowings under the ETP Credit Facility and for general partnership purposes. Interest will be paid semi-annually.

Transwestern Senior Unsecured Notes

Transwestern’s long-term debt consists of $213.0 million remaining principal amount of notes assumed in connection with the Transwestern acquisition, $307.0 million aggregate principal amount of notes issued in May 2007, and $350.0 million aggregate principal amount of notes issued in December 2009. The proceeds from the notes issued in December 2009 were used by Transwestern to repay amounts under an intercompany loan agreement. No principal payments are required under any of the Transwestern notes prior to their respective maturity dates. The Transwestern notes rank pari passu with Transwestern’s other unsecured debt. The Transwestern notes are payable at any time in whole or pro rata in part, subject to a premium or upon a change of control event or an event of default, as defined. Interest is paid semi-annually.

Transwestern’s debt agreements contain certain restrictions that, among other things, limit the incurrence of additional debt, the sale of assets and the payment of dividends and specify a maximum debt to capitalization ratio.

HOLP Senior Secured Notes

All receivables, contracts, equipment, inventory, general intangibles, cash concentration accounts, and the capital stock of HOLP and its subsidiaries secure the HOLP Senior Secured, Medium Term, and Senior Secured Promissory Notes (collectively, the “HOLP Notes”).

Revolving Credit Facilities

ETP Credit Facility

The ETP Credit Facility provides for $2.0 billion of revolving credit capacity that is expandable to $3.0 billion (subject to obtaining the approval of the administrative agent and securing lender commitments for the increased borrowing capacity, under the Amended and Restated Credit Agreement). The ETP Credit Facility matures on July 20, 2012, unless we elect the option of one-year extensions (subject to the approval of each such extension by the lenders holding a majority of the aggregate lending commitments). Amounts borrowed under the ETP Credit Facility bear interest at a rate based on either a Eurodollar rate or a prime rate. The commitment fee payable on the unused portion of the ETP Credit Facility varies based on our credit rating and the fee is 0.11% based on our current rating with a maximum fee of 0.125%.

As of December 31, 2009, there was a balance outstanding in the ETP Credit Facility of $150.0 million in revolving credit loans and approximately $62.2 million in letters of credit. The weighted average interest rate on the total amount outstanding at December 31, 2009 was 0.78%. The total amount available under the ETP Credit Facility, as of December 31, 2009, which is reduced by any letters of credit, was approximately $1.79 billion. The indebtedness under the ETP Credit Facility is unsecured and not guaranteed by any of ETP’s subsidiaries and has equal rights to holders of our current and future unsecured debt. The indebtedness under the ETP Credit Facility has the same priority of payment as our other current and future unsecured debt.

HOLP Credit Facility

HOLP has a $75.0 million Senior Revolving Facility (the “HOLP Credit Facility”) available through June 30, 2011, which may be expanded to $150.0 million. Amounts borrowed under the HOLP Credit Facility bear interest at a rate based on either a Eurodollar rate or a prime rate. The commitment fee payable on the unused portion of the facility varies based on the Leverage Ratio, as defined in the credit agreement for the HOLP Credit Facility, with a maximum fee of 0.50%. The agreement includes provisions that may require contingent prepayments in the event of dispositions, loss of assets, merger or change of control. All receivables, contracts, equipment, inventory, general intangibles, cash concentration accounts of HOLP and the capital stock of HOLP’s subsidiaries secure the HOLP Credit Facility (total book value as of December 31, 2009 of approximately $1.2 billion). At December 31, 2009, there was $10.0 million outstanding in revolving credit loans and outstanding letters of credit of $1.0 million. The amount available for borrowing as of December 31, 2009 was $64.0 million.

Covenants Related to Our Credit Agreements

The agreements related to the ETP Senior Notes contain restrictive covenants customary for an issuer with an investment-grade rating from the rating agencies, which covenants include limitations on liens and a restriction on sale-leaseback transactions. The agreements and indentures related to the HOLP Notes and the HOLP Credit Facility contain customary restrictive covenants applicable to ETP and the Operating Companies, including the maintenance of various financial and leverage covenants, limitations on substantial disposition of assets, changes in ownership, the level of additional indebtedness and creation of liens as described in further detail below.

The credit agreement relating to the ETP Credit Facility contains covenants that limit (subject to certain exceptions) ETP’s and certain of ETP’s subsidiaries, ability to, among other things:

•	incur indebtedness;

•	grant liens;

•	enter into mergers;

•	dispose of assets;

•	make certain investments;

•	make Distributions (as defined in such credit agreement) during certain Defaults (as defined in such credit agreement) and during any Event of Default (as defined in such credit agreement);

•	engage in business substantially different in nature than the business currently conducted by ETP and its subsidiaries;

•	engage in transactions with affiliates;

•	enter into restrictive agreements; and

•	enter into speculative hedging contracts.

The credit agreement related to the ETP Credit Facility also contains a financial covenant that provides that on each date we make a distribution, the leverage ratio, as defined in the ETP Credit Facility, shall not exceed 5.0 to 1, with a permitted increase to 5.5 to 1 during a specified acquisition period, as defined in the ETP Credit Facility. This financial covenant could therefore restrict our ability to make cash distributions to our Unitholders, our general partner and the holder of our incentive distribution rights.

The agreements related to the HOLP Notes and the HOLP Credit Facility contain customary restrictive covenants applicable to HOLP, including the maintenance of various financial and leverage covenants and limitations on substantial disposition of assets, changes in ownership, the level of additional indebtedness and creation of liens. The financial covenants require HOLP to maintain ratios of Adjusted Consolidated Funded Indebtedness to Adjusted Consolidated EBITDA (as these terms are similarly defined in the agreements related to the HOLP Notes and HOLP Credit Facility) of not more than 4.75 to 1 and Consolidated EBITDA to Consolidated Interest Expense (as these terms are similarly defined in the agreements related to the HOLP Notes and HOLP Credit Facility) of not less than 2.25 to 1. These debt agreements also provide that HOLP may declare, make, or incur a liability to make restricted payments during each fiscal quarter, if: (a) the amount of such restricted payment, together with all other restricted payments during such quarter, do not exceed the amount of Available Cash (as defined in the agreements related to the HOLP Notes and HOLP Credit Facility) with respect to the immediately preceding quarter (which amount is required to reflect a reserve equal to 50% of the interest to be paid on the HOLP Notes during the last quarter and in addition, in the third, second and first quarters preceding a quarter in which a scheduled principal payment is to be made on the HOLP Notes, and a reserve equal to 25%, 50%, and 75%, respectively, of the principal amount to be repaid on such payment dates), (b) no default or event of default exists before such restricted payments, and (c) the amounts of HOLP’s restricted payment is not disproportionately greater than the payment amount from ETC OLP utilized to fund payment obligations of ETP and its general partner with respect to ETP’s Common Units.

Failure to comply with the various restrictive and affirmative covenants of our revolving credit facilities and the note agreements related to the HOLP Notes could require us to pay debt balances prior to scheduled maturity and could negatively impact the Operating Companies’ ability to incur additional debt and/or our ability to pay distributions.

We are required to assess compliance quarterly and we were in compliance with all requirements, limitations, and covenants related to our debt agreements as of December 31, 2009.

6.	MEMBER’S EQUITY:

The ETP LLC membership agreement contains specific provisions for the allocation of net earnings and losses to members for purposes of maintaining the partner capital accounts. The Board of the Company may distribute to the Member funds of the Company, which the Board reasonably determines are not needed for the payment of existing or foreseeable company obligations and expenditures.

Sale of Common Units by ETP

In January 2010, ETP issued 9,775,000 ETP Common Units through a public offering. The proceeds of $423.6 million from the offering were used primarily to repay borrowings under ETP’s revolving credit facility and to fund capital expenditures related to pipeline projects.

On August 26, 2009, ETP entered into an Equity Distribution Agreement with UBS Securities LLC (“UBS”). Pursuant to this agreement, ETP may offer and sell from time to time through UBS, as their sales agent, ETP Common Units having an aggregate value of up to $300.0 million. Sales of the units will be made by means of ordinary brokers’ transactions on the NYSE at market prices, in block transactions or as otherwise agreed between ETP and UBS. Under the terms of this agreement, ETP may also sell ETP Common Units to UBS as principal for its own account at a price agreed upon at the time of sale. Any sale of ETP Common Units to UBS as principal would be pursuant to the terms of a separate agreement between ETP and UBS. During the six months ended June 30, 2010, ETP issued 3,340,783 ETP Common Units pursuant to this agreement. The proceeds of approximately $151.0 million, net of commissions, were used for general partnership purposes. In addition, ETP initiated trades on an additional 501,500 ETP Common Units that had not settled as of June 30, 2010. Approximately $40.6 million of ETP’s Common Units remain available to be issued under the agreement based on trades initiated through June 30, 2010.

Contributions to Subsidiary

In order to maintain our general partner interest in ETP, ETP GP has previously been required to make contributions to ETP each time ETP issues limited partner interests for cash or in connection with acquisitions. These contributions are generally paid by offsetting the required contributions against the funds ETP GP receives from ETP distributions on the general partner and limited partner interests owned by ETP GP. ETP GP was required to contribute approximately $12.3 million and $8.0 million for the years ended December 31, 2009 and 2008, $5.0 million for the four months ended December 31, 2007, and $24.5 million for the year ended August 31, 2007, respectively. As of December 31, 2009, ETP GP has a contribution payable to ETP of $8.9 million.

In July 2009, ETP amended and restated its partnership agreement, and as a result, ETP GP is no longer required to make corresponding contributions to maintain its general partner interest in ETP.

ETP’s Quarterly Distribution of Available Cash

ETP’s Partnership Agreement requires that ETP distribute all of its Available Cash to its Unitholders and its General Partner within 45 days following the end of each fiscal quarter, subject to the payment of incentive distributions to the holders of IDRs to the extent that certain target levels of cash distributions are achieved. The term Available Cash generally means, with respect to any fiscal quarter of ETP, all cash on hand at the end of such quarter, plus working capital borrowings after the end of the quarter, less reserves established by its General Partner in its sole discretion to provide for the proper conduct of ETP’s business, to comply with applicable laws or any debt instrument or other agreement, or to provide funds for future distributions to partners with respect to any one or more of the next four quarters. Available Cash is more fully defined in ETP’s Partnership Agreement.

ETP GP has the right, in connection with the issuance of any equity security by ETP, to purchase equity securities on the same terms as these equity securities are issued to third parties sufficient to enable ETP GP and its affiliates to maintain the aggregate percentage equity interest in ETP as ETP GP and its affiliates owned immediately prior to such issuance.

ETP’s distributions declared during the periods presented below are summarized as follows:

	Record Date	Payment Date	Amount per Unit
Calendar Year Ended December 31, 2009	November 9, 2009 August 7, 2009 May 8, 2009 February 6, 2009	November 16, 2009 August 14, 2009 May 15, 2009 February 13, 2009	$0.89375 0.89375 0.89375 0.89375

Calendar Year Ended December 31, 2008	November 10, 2008 August 7, 2008 May 5, 2008 February 1, 2008 (1)	November 14, 2008 August 14, 2008 May 15, 2008 February 14, 2008	$0.89375 0.89375 0.86875 1.12500

Transition Period Ended December 31, 2007	October 5, 2007	October 15, 2007	$0.82500

Fiscal Year Ended August 31, 2007	July 2, 2007 April 6, 2007 January 4, 2007 October 5, 2006	July 16, 2007 April 13, 2007 January 15, 2007 October 16, 2006	$0.80625 0.78750 0.76875 0.75000

(1)	One-time four month distribution – On January 18, 2008 ETP’s Board of Directors approved the management recommendation for a one-time four-month distribution for ETP Unitholders to complete the conversion to a calendar year end from the previous August 31 fiscal year end. ETP’s distribution amount related to the four months ended December 31, 2007 was $1.125 per Common Unit, representing a distribution of $0.84375 per unit for the three-month period and $0.28125 per unit for the additional month. This distribution was paid on February 14, 2008 to Unitholders of record as of the close of business on February 1, 2008.

The total amount of distributions ETP GP received from ETP relating to its general partner interests and incentive distribution rights of ETP are as follows (shown in the period to which they relate):

	Years Ended December 31,		Four Months Ended December 31,	Year Ended August 31,
	2009	2008	2007	2007
General Partner interest	$19,505	$17,322	$5,110	$13,705
Incentive Distribution Rights	350,486	298,575	85,775	222,353

	$369,991	$315,897	$90,885	$236,058

The total amounts of ETP distributions declared during the periods presented in the consolidated financial statements are as follows (all from Available Cash from ETP’s operating surplus and are shown in the period to which they relate):

	Years Ended December 31,		Four Months Ended December 31,	Year Ended August 31,
	2009	2008	2007	2007
Limited Partners -
Common Units	$629,263	$537,731	$160,672	$396,095
Class E Units	12,484	12,484	3,121	12,484
Class G Units	—	—	—	40,598

General Partner interest	19,505	17,322	5,110	13,705
Incentive Distribution Rights	350,486	298,575	85,775	222,353

	$1,011,738	$866,112	$254,678	$685,235

Upon their conversion to ETP Common Units, all the ETP Class G Units ceased to have the right to participate in ETP distributions of available cash from operating surplus as itemized above.

Distributions paid by ETP subsequent to December 31, 2009 are summarized as follows:

Quarter Ended	Record Date	Payment Date	Rate
December 31, 2009	February 8, 2010	February 15, 2010	$0.89375
March 31, 2010	May 7, 2010	May 17, 2010	0.89375

On July 28, 2010, ETP declared a cash distribution for the three months ended June 30, 2010 of $0.89375 per Common Unit, or $3.575 annualized. This distribution will be paid on August 16, 2010 to Unitholders of record at the close of business on August 9, 2010.

7.	UNIT-BASED COMPENSATION PLANS OF ETP:

ETP has issued equity awards to employees and directors under the following plans:

•

2008 Long-Term Incentive Plan. On December 16, 2008, ETP Unitholders approved the ETP 2008 Long-Term Incentive Plan (the “2008 Incentive Plan”), which provides for awards of options to purchase ETP Common Units, awards of restricted units, awards of phantom units, awards of Common Units, awards of distribution equivalent rights (“DERs”), awards of Common Unit appreciation rights, and other unit-based awards to employees of ETP, ETP GP, ETP LLC, a subsidiary or their affiliates, and members of ETP LLC’s board of directors, which we refer to as our board of directors. Up to 5,000,000 ETP Common Units may be granted as awards under the 2008 Incentive Plan, with such amount subject to adjustment as provided for under the terms of the 2008 Incentive Plan. The 2008 Incentive Plan is effective until December 16, 2018 or, if earlier, the time which all available units under the 2008 Incentive Plan have been issued to participants or the time of termination of the plan by our board of directors. As of December 31, 2009, a total of 4,213,111 ETP Common Units remain available to be awarded under the 2008 Incentive Plan.

•

2004 Unit Plan. ETP’s Amended and Restated 2004 Unit Award Plan (the “2004 Unit Plan”) provides for awards of up to 1,800,000 ETP Common Units and other rights to our employees, officers and directors. Any awards that are forfeited, or which expire for any reason or any units, which are not used in the settlement of an award will be available for grant under the 2004 Unit Plan. As of December 31, 2009, 5,578 ETP Common Units were available for future grants under the 2004 Unit Plan.

ETP Employee Grants

Prior to December 2007, substantially all of the awards granted to employees required the achievement of performance objectives in order for the awards to become vested. The expected life of each unit award subject to the achievement of performance objectives is assumed to be the minimum vesting period under the performance objectives of such unit award. Generally, each award was structured to provide that, if the performance objectives related to such award are achieved, one-third of the units subject to such award will vest each year over a three-year period with 100% of such one-third vesting if the total return for the ETP units for such year is in the top quartile as compared to a peer group of energy-related publicly traded limited partnerships determined by the Compensation Committee, 65% of such one-third vesting if the total return of the ETP units for such year is in the second quartile as compared to such peer group companies, and 25% of such one-third vesting if the total return of the ETP units for such year is in the third quartile as compared to such peer group companies. Total return is defined as the sum of the per unit price appreciation in the market price of the ETP units for the year plus the aggregate per unit cash distributions received for the year. Non-cash compensation expense is recorded for these ETP awards based upon the total awards granted over the required service period that are expected to vest based on the estimated level of achievement of performance objectives. As circumstances change, cumulative adjustments of previously-recognized compensation expense are recorded.

In October 2008, the Compensation Committee determined that, of the unit awards subject to the achievement of performance objectives, 25% of the ETP Common Units subject to such awards eligible to vest on September 1, 2007 became vested and 75% of the awards were forfeited based on ETP’s performance for the twelve-month period ended August 31, 2008. In October 2008, the Compensation Committee approved a special grant of the new unit awards that entitled each holder to receive a number of ETP Common Units equal to the number of ETP Common Units forfeited as of September 1, 2007, which new unit awards became fully vested on October 15, 2008. These Compensation Committee actions affected all ETP employee unit awards including unit awards granted to ETP’s executive officers.

Commencing in December 2007, ETP has also granted restricted unit awards to employees that vest over a specified time period, with vesting based on continued employment as of each applicable vesting date without regard to the satisfaction of any performance objectives. Upon vesting, ETP Common Units are issued. The unit awards under ETP’s equity incentive plans generally require the continued employment of the recipient during the vesting period; however, the Compensation Committee has complete discretion to accelerate the vesting of unvested unit awards.

In 2008 and 2009, the Compensation Committee approved the grant of new unit awards, which vest over a five-year period at 20% per year, subject to continued employment through each specified vesting date. These unit awards entitle the recipients of the unit awards to receive, with respect to each ETP Common Unit subject to such award that has not either vested or been forfeited, a cash payment equal to each cash distribution per ETP Common Unit made by ETP on its Common Units promptly following each such distribution by ETP to its Unitholders. We refer to these rights as “distribution equivalent rights.”

Prior to 2008 and 2009, units were generally awarded without distribution equivalent rights. For such awards, ETP calculated the grant-date fair value based on the market value of the underlying units, reduced by the present value of the distributions expected to be paid on the units during the requisite service period. The present value of expected service period distributions is computed based on the risk-free interest rate, the expected life of the unit grants and the distribution yield at that time.

Director Grants

Under ETP’s equity incentive plans, ETP’s non-employee directors each receive unvested ETP Common Units with a grant-date fair value of $50,000 each year. These non-employee director grants vest ratably over three years and do not entitle the holders to receive distributions during the vesting period.

Award Activity

The following table shows the activity of the ETP awards granted to employees and non-employee directors:

	Number of Units	Weighted Average Grant-Date Fair Value Per Unit
Unvested awards as of December 31, 2008	1,372,568	$36.83
Awards granted	763,190	43.56
Awards vested	(336,386)	36.02
Awards forfeited	(108,780)	39.17

Unvested awards as of December 31, 2009	1,690,592	39.88

The balance above for unvested awards as of December 31, 2008 includes 150,852 unit awards with a grant-date fair value of $43.96 per unit, which were granted prior to 2008 and were subject to a performance condition, as described above. These remaining performance awards vested in 2009, and none of the unvested unit awards outstanding as of December 31, 2009 contain performance conditions.

During the years ended December 31, 2009 and 2008, the four months ended December 31, 2007 and the year ended August 31, 2007, the weighted average grant-date fair value per unit award granted was $43.56, $33.86, $42.46 and $43.73, respectively. The total fair value of awards vested was $14.7 million, $14.6 million, $3.3 million and $7.9 million, respectively based on the market price of ETP Common Units as of the vesting date. As of December 31, 2009, a total of 1,690,592 unit awards remain unvested, for which ETP expects to recognize a total of $50.9 million in compensation expense over a weighted average period of 1.9 years.

Related Party Awards

McReynolds Energy Partners, L.P., the general partner of which is owned and controlled by an ETE officer, awarded to certain officers of ETP certain rights related to units of ETE previously issued by ETE to such officer. These rights include the economic benefits of ownership of these ETE units based on a five year vesting schedule whereby the officer will vest in the ETE units at a rate of 20% per year. As these ETE units are conveyed to the recipients of these awards upon vesting from a partnership that is not owned or managed by ETE or ETP, none of the costs related to such awards are paid by ETP or ETE unless this partnership defaults under its obligations pursuant to these unit awards. As these units were outstanding prior to these awards, these awards do not represent an increase in the number of outstanding units of either ETP or ETE and are not dilutive to cash distributions per unit with respect to either ETP or ETE.

During the years ended December 31, 2008 and August 31, 2007, unvested rights related to 450,000 ETE common units and 675,000 ETE common units, respectively, with aggregate grant-date fair values of $10.3 million and $23.5 million, respectively, were awarded to ETP officers. During the year ended December 31, 2008, unvested rights related to 240,000 ETE common units were forfeited. During the years ended December 31, 2009 and 2008 and the four months ended December 31, 2007, ETP officers vested in rights related to 165,000 ETE common units, 135,000 ETE common units, and 55,000 ETE common units, respectively, with aggregate fair values upon vesting of $4.6 million, $3.5 million, and $1.9 million, respectively.

ETP is recognizing non-cash compensation expense over the vesting period based on the grant-date fair value of the ETE units awarded the ETP employees assuming no forfeitures. For the years ended December 31, 2009 and 2008, the four months ended December 31, 2007, and the fiscal year ended August 31, 2007, ETP recognized non-cash compensation expense, net of forfeitures, of $6.4 million, $3.5 million, $3.6 million and $5.2 million, respectively, as a result of these awards.

As of December 31, 2009, rights related to 530,000 ETE common units remain outstanding, for which we expect to recognize a total of $6.8 million in compensation expense over a weighted average period of 1.9 years.

8.	INCOME TAXES:

The components of the federal and state income tax provision (benefit) of our taxable subsidiaries are summarized as follows:

	Years Ended December 31,		Four Months Ended December 31, 2007	Year Ended August 31, 2007
	2009	2008
Current expense (benefit):
Federal	$(8,851)	$(180)	$2,990	$7,896
State	9,662	12,216	5,705	9,803

Total	811	12,036	8,695	17,699
Deferred expense (benefit):
Federal	11,541	(5,634)	1,482	(4,598)
State	425	278	612	557

Total	11,966	(5,356)	2,094	(4,041)

Total income tax expense (benefit)	$12,777	$6,680	$10,789	$13,658

On May 18, 2006, the State of Texas enacted House Bill 3, which replaced the existing state franchise tax with a “margin tax.” In general, legal entities that conduct business in Texas are subject to the Texas margin tax, including previously non-taxable entities such as limited partnerships and limited liability partnerships. The tax is assessed on Texas sourced taxable margin, which is defined as the lesser of (i) 70% of total revenue or (ii) total revenue less (a) cost of goods sold or (b) compensation and benefits. Although the bill states that the margin tax is not an income tax, it has the characteristics of an income tax since it is determined by applying a tax rate to a base that considers both revenues and expenses. Therefore, we have accounted for Texas margin tax as income tax expense in the period subsequent to the law’s effective date of January 1, 2007. For the years ended December 31, 2009 and 2008, the four months ended December 31, 2007, and the fiscal year ended August 31, 2007, we recognized current state income tax expense related to the Texas margin tax of $8.5 million, $10.5 million, $3.9 million and $6.9 million, respectively.

The effective tax rate differs from the statutory rate due primarily to Partnership earnings that are not subject to federal and state income taxes at the Partnership level. The difference between the statutory rate and the effective rate is summarized as follows:

	Years Ended December 31,		Four Months Ended December 31, 2007	Year Ended August 31, 2007
	2009	2008
Federal statutory tax rate	35.00%	35.00%	35.00%	35.00%
State income tax rate, net of federal benefit	1.03%	1.25%	1.82%	1.25%
Earnings not subject to tax at the Partnership level	(34.44)%	(35.48)%	(32.86)%	(34.25)%

Effective tax rate	1.59%	0.77%	3.96%	2.00%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of the deferred tax liability were as follows:

	December 31, 2009	December 31, 2008
Property, plant and equipment	$112,707	$105,032
Other, net	290	(3,846)

Total deferred tax liability	112,997	101,186
Less current deferred tax liability	—	589

Total long-term deferred tax liability	$112,997	$100,597

9.	MAJOR CUSTOMERS AND SUPPLIERS:

Our major customers are in our natural gas operations. Our natural gas operations have a concentration of customers in natural gas transmission, distribution and marketing, as well as industrial end-users while our NGL operations have a concentration of customers in the refining and petrochemical industries. These concentrations of customers may impact our overall exposure to credit risk, either positively or negatively. Management believes that our portfolio of accounts receivable is sufficiently diversified to minimize any potential credit risk. No single customer accounted for 10% or more of our consolidated revenue.

We had gross segment purchases as a percentage of total purchases from major suppliers as follows:

	Years Ended December 31,		Four Months Ended December 31, 2007	Year Ended August 31, 2007
	2009	2008
Propane segments
Unaffiliated:
M.P. Oils, Ltd.	15.1%	14.9%	14.2%	20.7%
Targa Liquids	14.3%	15.0%	15.9%	22.6%
Affiliated:
Enterprise	50.3%	50.7%	50.6%	22.1%

Enterprise GP Holdings, L.P. and its subsidiaries (“Enterprise” or “EPE”) became related parties on May 7, 2007 as discussed in Note 13. Titan purchases the majority of its propane from Enterprise pursuant to an agreement that expires in March 2010 and contains renewal and extension options.

We sold our investment in M-P Energy in October 2007. In connection with the sale, we executed a propane purchase agreement for approximately 90.0 million gallons per year through 2015 at market prices plus a nominal fee.

This concentration of suppliers may impact our overall operations either positively or negatively. However, management believes that the diversification of suppliers is sufficient to enable us to purchase all of our supply needs at market prices without a material disruption of operations if supplies are interrupted from any of our existing sources. Although no assurances can be given that supplies of natural gas, propane and NGLs will be readily available in the future, we expect a sufficient supply to continue to be available.

10.	REGULATORY MATTERS, COMMITMENTS, CONTINGENCIES, AND ENVIRONMENTAL LIABILITIES:

Regulatory Matters

In August 2009, ETP filed an application for FERC authority to construct and operate the Tiger pipeline. Approval from the FERC is still pending.

On September 29, 2006, Transwestern filed revised tariff sheets under Section 4(e) of the Natural Gas Act (“NGA”) proposing a general rate increase to be effective on November 1, 2006. In April 2007, the FERC approved a Stipulation and Agreement of Settlement that resolved the primary components of the rate case. Transwestern’s tariff rates and fuel rates are now final for the period of the settlement. Transwestern is required to file a new rate case no later than October 1, 2011.

The Phoenix project, as filed with the FERC on September 15, 2006, includes the construction and operation of approximately 260 miles of 36-inch or larger diameter pipeline extending from Transwestern’s existing mainline in Yavapai County, Arizona to delivery points in the Phoenix, Arizona area and certain looping on Transwestern’s existing San Juan Lateral with approximately 25 miles of 36-inch diameter pipeline. On November 15, 2007, the FERC issued an order granting Transwestern its Certificate of Public Convenience and Necessity (“Order”). Pursuant to the Order, Transwestern filed its initial Implementation Plan on November 14, 2007 and accepted the Order on November 19, 2007. The San Juan Lateral portion of the project was placed in service effective July 2008 and the pipeline to the Phoenix area was placed in service effective March 2009.

Guarantees

MEP Guarantee

ETP has guaranteed 50% of the obligations of MEP under its senior revolving credit facility (the “MEP Facility”), with the remaining 50% of MEP Facility obligations guaranteed by KMP. Subject to certain exceptions, ETP’s guarantee may be proportionately increased or decreased if ETP’s ownership percentage increases or decreases. The MEP Facility is unsecured and matures on February 28, 2011. Amounts borrowed under the MEP Facility bear interest at a rate based on either a Eurodollar rate or a prime rate. The commitment fee payable on the unused portion of the MEP Facility varies based on both ETP’s credit rating and that of KMP, with a maximum fee of 0.15%. The MEP Facility contains covenants that limit (subject to certain exceptions) MEP’s ability to grant liens, incur indebtedness, engage in transactions with affiliates, enter into restrictive agreements, enter into mergers, or dispose of substantially all of its assets.

The commitment amount under the MEP Facility was originally $1.4 billion. In September 2009, MEP issued senior notes totaling $800.0 million, the proceeds of which were used to repay borrowings under the MEP Facility. The senior notes issued by MEP are not guaranteed by ETP or KMP. In October 2009, the members made additional capital contributions to MEP, which MEP used to further reduce the outstanding borrowings under the MEP Facility. Subsequent to this repayment, the commitment amount under the MEP Facility was reduced from $1.4 billion to $275.0 million.

As of December 31, 2009, MEP had $29.5 million of outstanding borrowings and $33.3 million of letters of credit issued under the MEP Facility. Our contingent obligations with respect to ETP’s 50% guarantee of MEP’s outstanding borrowings and letters of credit were $14.7 million and $16.6 million, respectively, as of December 31, 2009. The weighted average interest rate on the total amount outstanding as of December 31, 2009 was 3.3%.

Although ETP transferred substantially all of its interest in MEP on May 26, 2010, as discussed above in “Recent Developments” at Note 1, ETP will continue to guarantee 50% of MEP’s obligations under this facility through the maturity of the facility in February 2011; however, Regency has agreed to indemnify ETP for any costs related to the guarantee of payments under this facility.

FEP Guarantee

On November 13, 2009, FEP entered into a credit agreement that provides for a $1.1 billion senior revolving credit facility (the “FEP Facility”). ETP has guaranteed 50% of the obligations of FEP under the FEP Facility, with the remaining 50% of FEP Facility obligations guaranteed by KMP. Subject to certain exceptions, ETP’s guarantee may be proportionately increased or decreased if ETP’s ownership percentage increases or decreases. The FEP Facility is available through May 11, 2012. Amounts borrowed under the FEP Facility bear interest at a rate based on either a Eurodollar rate or prime rate. The commitment fee payable on the unused portion of the FEP Facility varies based on both ETP’s credit rating and that of KMP, with a maximum fee of 1.0%.

As of December 31, 2009, FEP had $355.0 million of outstanding borrowings issued under the FEP Facility. Our contingent obligation with respect to ETP’s 50% guarantee of FEP’s outstanding borrowings was $177.5 million as of December 31, 2009. The weighted average interest rate on the total amount outstanding as of December 31, 2009 was 3.2%.

Commitments

In the normal course of our business, we purchase, process and sell natural gas pursuant to long-term contracts and enter into long-term transportation and storage agreements. Such contracts contain terms that are customary in the industry. We have also entered into several propane purchase and supply commitments, which are typically one year agreements with varying terms as to quantities, prices and expiration dates. We believe that the terms of these agreements are commercially reasonable and will not have a material adverse effect on our financial position or results of operations.

We have certain non-cancelable leases for property and equipment, which require fixed monthly rental payments and expire at various dates through 2034. Rental expense under these operating leases has been included in operating expenses in the accompanying statements of operations and totaled approximately $19.8 million, $17.2 million, $9.4 million and $33.2 million for the years ended December 31, 2009 and 2008, the four months ended December 31, 2007 and the fiscal year ended August 31, 2007, respectively.

Future minimum lease commitments for such leases are:

2010	$27,216
2011	24,786
2012	22,522
2013	20,385
2014	17,907
Thereafter	214,088

We have forward commodity contracts, which are expected to be settled by physical delivery. Short-term contracts, which expire in less than one year require delivery of up to 390,564 MMBtu/d. Long-term contracts require delivery of up to 125,551 MMBtu/d and extend through May 2014.

During fiscal year 2007, we entered into a long-term agreement with CenterPoint Energy Resources Corp (“CenterPoint”) to provide the natural gas utility with firm transportation and storage services on our HPL System located along the Texas gulf coast region. Under the terms of the agreements, CenterPoint has contracted for 129 Bcf per year of firm transportation capacity combined with 10 Bcf of working gas storage capacity in our Bammel storage facility.

We have a transportation agreement with TXU Portfolio Management Company, LP (“TXU Shipper”) to transport a minimum of 100,000 MMBtu per year through 2012. We also have two natural gas storage agreements with TXU Shipper to store gas at two natural gas facilities that are part of the ET Fuel System that expire in 2012. As of December 31, 2009 and 2008 and August 31, 2007, respectively, the Partnership was entitled to receive additional fees for the difference between actual volumes transported by TXU Shipper on the ET Fuel System and the minimum amount as stated above during the twelve-month periods ended each May 31st. As a result, the Partnership recognized approximately $11.7 million, $10.7 million and $10.8 million in additional fees during the second quarters of 2009 and 2008 and the third fiscal quarter of 2007, respectively.

We have signed long-term agreements with several parties committing firm transportation volumes into the East Texas pipeline. Those commitments include an agreement with XTO Energy Inc. (“XTO”) to deliver approximately 200,000 MMBtu/d of natural gas into the pipeline that expires in June 2012. Exxon Mobil Corporation (“ExxonMobil”) and XTO announced an agreement whereby ExxonMobil will acquire XTO. The pending acquisition, expected to be completed in the second quarter of 2010, is not expected to result in any changes to these commitments.

We also have two long-term agreements committing firm transportation volumes on certain of our transportation pipelines. The two contracts require an aggregated capacity of approximately 238,000 MMBtu/d of natural gas and extend through 2011.

Titan has a purchase contract with Enterprise (see Note 13) to purchase the majority of Titan’s propane requirements. The contract continues until March 2010 and contains renewal and extension options. The contract contains various service level agreements between the parties.

In connection with the sale of our investment in M-P Energy in October 2007, we executed a propane purchase agreement for approximately 90.0 million gallons per year through 2015 at market prices plus a nominal fee.

We have commitments to make capital contributions to our joint ventures, for which we expect to make capital contributions of between $90 million and $105 million during 2010.

Litigation and Contingencies

The Operating Companies may, from time to time, be involved in litigation and claims arising out of our operations in the normal course of business. Natural gas and propane are flammable, combustible gases. Serious personal injury and significant property damage can arise in connection with their transportation, storage or use. In the ordinary course of business, we are sometimes threatened with or named as a defendant in various lawsuits seeking actual and punitive damages for product liability, personal injury and property damage. We maintain liability insurance with insurers in amounts and with coverage and deductibles management believes are reasonable and prudent, and which are generally accepted in the industry. However, there can be no assurance that the levels of insurance protection currently in effect will continue to be available at reasonable prices or that such levels will remain adequate to protect us and our Operating Companies from material expenses related to product liability, personal injury or property damage in the future.

FERC and Related Matters. On July 26, 2007, the FERC issued to ETP an Order to Show Cause and Notice of Proposed Penalties (the “Order and Notice”) that contains allegations that ETP violated FERC rules and regulations. The FERC alleged that ETP engaged in manipulative or improper trading activities in the Houston Ship Channel, primarily on two dates during the fall of 2005 following the occurrence of Hurricanes Katrina and Rita, as well as on eight other occasions from December 2003 through August 2005, in order to benefit financially from ETP’s commodities derivatives positions and from certain of ETP’s index-priced physical gas purchases in the Houston Ship Channel. The FERC alleged that during these periods ETP violated the FERC’s then-effective Market Behavior Rule 2, an anti-market manipulation rule promulgated by the FERC under authority of the NGA. The FERC alleged that ETP violated this rule by artificially suppressing prices that were included in the Platts Inside FERC Houston Ship Channel index, published by McGraw-Hill Companies, on which the pricing of many physical natural gas contracts and financial derivatives are based. The FERC also alleged that one of ETP’s intrastate pipelines violated various FERC regulations by, among other things, granting undue preferences in favor of an affiliate. In its Order and Notice, the FERC also alleged that ETP manipulated daily prices at the Waha and Permian Hubs in West Texas on two dates. In its Order and Notice, the FERC specified that it was seeking $69.9 million in disgorgement of profits, plus interest, and $82.0 million in civil penalties relating to these market manipulation claims. In February 2008, the FERC’s Enforcement Staff also recommended that the FERC pursue market manipulation claims related to ETP’s trading activities in October 2005 for November 2005 monthly deliveries, a period not previously covered by the FERC’s allegations in the Order and Notice, and that ETP be assessed an additional civil penalty of $25.0 million and be required to disgorge approximately $7.3 million of alleged unjust profits related to this additional month.

On August 26, 2009, ETP entered into a settlement agreement with the FERC’s Enforcement Staff with respect to the pending FERC claims against ETP and, on September 21, 2009, the FERC approved the settlement agreement without modification. The agreement resolves all outstanding FERC claims against ETP and provides that ETP make a $5.0 million payment to the federal government and establish a $25.0 million fund for the purpose of settling related third-party claims based on or arising out of the market manipulation allegation against ETP by those third parties that elect to make a claim against this fund, including existing litigation claims as well as any new claims that may be asserted against this fund. Pursuant to the settlement agreement, the FERC made no findings of fact or conclusions of law. In addition, the settlement agreement specifies that by executing the settlement agreement ETP does not admit or concede to the FERC or any third party any actual or potential fault, wrongdoing or liability in connection with ETP’s alleged conduct related to the FERC claims. The settlement agreement also requires ETP to maintain specified compliance programs and to conduct independent annual audits of such programs for a two-year period.

In September 2009, the FERC appointed an administrative law judge, or ALJ, to establish a process of potential claimants to make claims against the $25.0 million fund, to determine the validity of any such claims and to make a recommendation to the FERC relating to the application of this fund to any potential claimants. Pursuant to the process established by the ALJ, a number of parties submitted claims against this fund and, subsequent thereto, the ALJ made various determinations with respect to the validity of these claims and the methodology for making payments from the fund to claimants. In June 2010, each claimant that had been allocated a payment amount from the fund by the ALJ was required to make a determination as to whether to accept the ALJ’s recommended payment amount from the fund, and all such claimants accepted their allocated payment amounts. In connection with accepting the allocated payment amount, each such claimant was required to waive and release all claims against ETP related to this matter. The claims of third parties that did not accept a payment from the fund are not affected by the ALJ’s fund allocation process.

Taking into account the release of claims pursuant to the ALJ fund allocation process discussed above that were the subject of pending legal proceedings, ETP remains a party in three legal proceedings that assert contract and tort claims relating to alleged manipulation of natural gas prices at the Houston Ship Channel and the Waha Hub in West Texas, as well as the natural gas price indices related to these markets and the Permian Basin natural gas price index during the period from December 2003 through December 2006, and seek unspecified direct, indirect, consequential and exemplary damages.

One of these legal proceedings involves a complaint filed in February 2008 by an owner of royalty interests in natural gas producing properties, individually and on behalf of a putative class of similarly situated royalty owners, working interest owners and producer/operators, seeking arbitration to recover damages based on alleged manipulation of natural gas prices at the Houston Ship Channel. We filed an original action in Harris County state court seeking a stay of the arbitration on the ground that the action is not arbitrable, and the state court granted our motion for summary judgment on that issue. The plaintiff appealed this determination to the First Court of Appeals, Houston, Texas. Both parties submitted briefs related to this appeal, and oral arguments related to this appeal were made before the First Court of Appeals on June 9, 2010. On June 24, 2010 the First Circuit Court of Appeals issued an opinions affirming the judgment of the lower court granting ETP’s motion for summary judgment.

In October 2007, a consolidated class action complaint was filed against ETP in the United States District Court for the Southern District of Texas. This action alleges that ETP engaged in intentional and unlawful manipulation of the price of natural gas futures and options contracts on the NYMEX in violation of the Commodity Exchange Act (“CEA”). It is further alleged that during the class period December 29, 2003 to December 31, 2005, ETP had the market power to manipulate index prices, and that ETP used this market power to artificially depress the index prices at major natural gas trading hubs, including the Houston Ship Channel, in order to benefit ETP’s natural gas physical and financial trading positions, and that ETP intentionally submitted price and volume trade information to trade publications. This complaint also alleges that ETP violated the CEA by knowingly aiding and abetting violations of the CEA. The plaintiffs state that this allegedly unlawful depression of index prices by ETP manipulated the NYMEX prices for natural gas futures and options contracts to artificial levels during the class period, causing unspecified damages to the plaintiffs and all other members of the putative class who sold natural gas futures or who purchased and/or sold natural gas options contracts on NYMEX during the class period. The plaintiffs have requested certification of their suit as a class action and seek unspecified damages, court costs and other appropriate relief. On January 14, 2008, ETP filed a motion to dismiss this suit on the grounds of failure to allege facts sufficient to state a claim. On March 20, 2008, the plaintiffs filed a second consolidated class action complaint. In response to this new pleading, on May 5, 2008, ETP filed a motion to dismiss the complaint. On March 26, 2009, the court issued an order dismissing the complaint, with prejudice, for failure to state a claim. On April 9, 2009, the plaintiffs moved for reconsideration of the order dismissing the complaint, and on August 26, 2009, the court denied the plaintiffs’ motion for reconsideration. On September 24, 2009, the plaintiffs filed a Notice of Appeal with the U.S. Court of Appeals for the Fifth Circuit. Both parties submitted briefs related to the motion for reconsideration, and oral arguments on this motion were made before the Fifth Circuit on April 28, 2010. On June 23, 2010, the Fifth Circuit issued an opinion affirming the lower court’s order dismissing the plaintiff’s complaint.

On March 17, 2008, a second class action complaint was filed against ETP in the United States District Court for the Southern District of Texas. This action alleges that ETP engaged in unlawful restraint of trade and intentional monopolization and attempted monopolization of the market for fixed-price natural gas baseload transactions at the Houston Ship Channel from December 2003 through December 2005 in violation of federal antitrust law. The complaint further alleges that during this period ETP exerted monopoly power to suppress the price for these transactions to non-competitive levels in order to benefit its own physical natural gas positions. The plaintiff has, individually and on behalf of all other similarly situated sellers of physical natural gas, requested certification of its suit as a class action and seeks unspecified treble damages, court costs and other appropriate relief. On May 19, 2008, ETP filed a motion to dismiss this complaint. On March 26, 2009, the court issued an order dismissing the complaint. The court found that the plaintiffs failed to state a claim on all causes of action and for anti-trust injury, but granted leave to amend. On April 23, 2009, the plaintiffs filed a motion for leave to amend to assert only one of the prior antitrust claims and to add a claim for common law fraud, and attached a proposed amended complaint as an exhibit. ETP opposed the motion and cross-moved to dismiss. On August 7, 2009, the court denied the plaintiff’s motion and granted ETP’s motion to dismiss the complaint. On September 8, 2009, the plaintiff filed its Notice of Appeal with the U.S. Court of Appeals for the Fifth Circuit, appealing only the common law fraud claim. Both parties submitted briefs related to the judgment regarding the common law fraud claim, and oral arguments were made before the Fifth Circuit on April 27, 2010. We are awaiting a decision by the Fifth Circuit.

ETP is expensing the legal fees, consultants’ fees and other expenses relating to these matters in the periods in which such costs are incurred. ETP record accruals for litigation and other contingencies whenever required by applicable accounting standards. Based on the terms of the settlement agreement with the FERC described above, ETP made the $5.0 million payment and established the $25.0 million fund in October 2009. ETP expects the after-tax cash impact of the settlement to be less than $30.0 million due to tax benefits resulting from the portion of the payment that is used to satisfy third party claims, which ETP expects to realize in future periods. Although this payment covers the $25.0 million required by the settlement agreement to be applied to resolve third party claims, including the existing third party litigation described above, it is possible that the amount ETP becomes obligated to pay to resolve third party litigation related to these matters, whether on a negotiated settlement basis or otherwise, will exceed the amount of the payment related to these matters. In accordance with applicable accounting standards, ETP will review the amount of our accrual related to these matters as developments related to these matters occur and ETP will adjust its accrual if ETP determines that it is probable that the amount it may ultimately become obliged to pay as a result of the final resolution of these matters is greater than the amount of our accrual for these matters. As ETP’s accrual amounts are non-cash, any cash payment of an amount in resolution of these matters would likely be made from cash from operations or borrowings, which payments would reduce ETP’s cash available to service our indebtedness either directly or as a result of increased principal and interest payments necessary to service any borrowings incurred to finance such payments. If these payments are substantial, ETP may experience a material adverse impact on its results of operations and our liquidity.

Houston Pipeline Cushion Gas Litigation. At the time of the HPL System acquisition, AEP Energy Services Gas Holding Company II, L.L.C., HPL Consolidation LP and its subsidiaries (the “HPL Entities”), their parent companies and American Electric Power Corporation (“AEP”), were defendants in litigation with Bank of America (“B of A”) that related to AEP’s acquisition of HPL in the Enron bankruptcy and B of A’s financing of cushion gas stored in the Bammel storage facility (“Cushion Gas”). This litigation is referred to as the “Cushion Gas Litigation”. In 2004, ETC OLP (a subsidiary of (ETP) acquired the HPL Entities from AEP, and due to the potential liability of the HPL Entities pursuant to the Cushion Gas Litigation, AEP agreed to indemnify ETC OLP and the HPL Entities for any damages arising from the Cushion Gas Litigation and the loss of use of the Cushion Gas, up to a maximum of the amount paid by ETC OLP for the HPL Entities and the working gas inventory (approximately $1.00 billion in the aggregate). The Cushion Gas Litigation Agreement terminates upon final resolution of the Cushion Gas Litigation. In addition, under the terms of the Purchase and Sale Agreement, AEP retained control of additional matters relating to ongoing litigation and environmental remediation and agreed to bear the costs of or indemnify ETC OLP and the HPL Entities for the costs related to such matters. On December 18, 2007, the United States District Court for the Southern District of New York held that B of A is entitled to receive monetary damages from AEP and the HPL Entities of approximately $347.3 million less the monetary amount B of A would have incurred to remove 55 Bcf of natural gas from the Bammel storage facility. AEP is appealing the court decision. Based on the indemnification provisions of the Cushion Gas Litigation Agreement, ETP expects that it will be indemnified for any monetary damages awarded to B of A pursuant to this court decision.

Other Matters. In addition to those matters described above, we or our subsidiaries are a party to various legal proceedings and/or regulatory proceedings incidental to our businesses. For each of these matters, we evaluate the merits of the case, our exposure to the matter, possible legal or settlement strategies, the likelihood of an unfavorable outcome and the availability of insurance coverage. If we determine that an unfavorable outcome of a particular matter is probable, can be estimated and is not covered by insurance, we make an accrual for the matter. For matters that are covered by insurance, we accrue the related deductible. As of December 31, 2009 and 2008, accruals of approximately $11.1 million and $8.5 million, respectively, were recorded related to deductibles. As new information becomes available, our estimates may change. The impact of these changes may have a significant effect on our results of operations in a single period.

The outcome of these matters cannot be predicted with certainty and it is possible that the outcome of a particular matter will result in the payment of an amount in excess of the amount accrued for the matter. As our accrual amounts are non-cash, any cash payment of an amount in resolution of a particular matter would likely be made from cash from operations or borrowings. If cash payments to resolve a particular matter substantially exceed our accrual for such matter, we may experience a material adverse impact on our results of operations, cash available for distribution and our liquidity.

As of December 31, 2008, an accrual of $21.0 million was recorded as accrued and other current liabilities and other non-current liabilities on our consolidated balance sheets for our contingencies and current litigation matters, excluding accruals related to environmental matters, and we did not have any such accruals as of December 31, 2009.

Environmental Matters

Our operations are subject to extensive federal, state and local environmental laws and regulations that require expenditures for remediation at operating facilities and waste disposal sites. Although we believe our operations are in substantial compliance with applicable environmental laws and regulations, risks of additional costs and liabilities are inherent in the natural gas pipeline and processing business, and there can be no assurance that significant costs and liabilities will not be incurred. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the operations, could result in substantial costs and liabilities. Accordingly, we have adopted policies, practices and procedures in the areas of pollution control, product safety, occupational health, and the handling, storage, use, and disposal of hazardous materials to prevent material environmental or other damage, and to limit the financial liability, which could result from such events. However, some risk of environmental or other damage is inherent in the natural gas pipeline and processing business, as it is with other entities engaged in similar businesses.

Transwestern conducts soil and groundwater remediation at a number of its facilities. Some of the clean up activities include remediation of several compressor sites on the Transwestern system for contamination by polychlorinated biphenyls (“PCBs”) and the costs of this work are not eligible for recovery in rates. The total accrued future estimated cost of remediation activities expected to continue through 2018 is $8.6 million. Transwestern received FERC approval for rate recovery of projected soil and groundwater remediation costs not related to PCBs effective April 1, 2007.

Transwestern, as part of ongoing arrangements with customers, continues to incur costs associated with containing and removing potential PCBs. Future costs cannot be reasonably estimated because remediation activities are undertaken as potential claims are made by customers and former customers. However, such future costs are not expected to have a material impact on our financial position, results of operations or cash flows.

Environmental regulations were recently modified for the EPA’s Spill Prevention, Control and Countermeasures (“SPCC”) program. We are currently reviewing the impact to our operations and expect to expend resources on tank integrity testing and any associated corrective actions as well as potential upgrades to containment structures. Costs associated with tank integrity testing and resulting corrective actions cannot be reasonably estimated at this time, but we believe such costs will not have a material adverse effect on our financial position, results of operations or cash flows.

In July 2001, HOLP acquired a company that had previously received a request for information from the U.S. Environmental Protection Agency (the “EPA”) regarding potential contribution to a widespread groundwater contamination problem in San Bernardino, California, known as the Newmark Groundwater Contamination. Although the EPA has indicated that the groundwater contamination may be attributable to releases of solvents from a former military base located within the subject area that occurred long before the facility acquired by HOLP was constructed, it is possible that the EPA may seek to recover all or a portion of groundwater remediation costs from private parties under the Comprehensive Environmental Response, Compensation, and Liability Act (commonly called Superfund). We have not received any follow-up correspondence from the EPA on the matter since our acquisition of the predecessor company in 2001. Based upon information currently available to HOLP, it is believed that HOLP’s liability if such action were to be taken by the EPA would not have a material adverse effect on our financial condition or results of operations.

Petroleum-based contamination or environmental wastes are known to be located on or adjacent to six sites on which HOLP presently has, or formerly had, retail propane operations. These sites were evaluated at the time of their acquisition. In all cases, remediation operations have been or will be undertaken by others, and in all six cases, HOLP obtained indemnification rights for expenses associated with any remediation from the former owners or related entities. We have not been named as a potentially responsible party at any of these sites, nor have our operations contributed to the environmental issues at these sites. Accordingly, no amounts have been recorded in our December 31, 2009 or our December 31, 2008 consolidated balance sheets. Based on information currently available to us, such projects are not expected to have a material adverse effect on our financial condition or results of operations.

Environmental exposures and liabilities are difficult to assess and estimate due to unknown factors such as the magnitude of possible contamination, the timing and extent of remediation, the determination of our liability in proportion to other parties, improvements in cleanup technologies and the extent to which environmental laws and regulations may change in the future. Although environmental costs may have a significant impact on the results of operations for any single period, we believe that such costs will not have a material adverse effect on our financial position.

As of December 31, 2009 and 2008, accruals on an undiscounted basis of $12.6 million and $13.3 million, respectively, were recorded in our consolidated balance sheets as accrued and other current liabilities and other non-current liabilities to cover material environmental liabilities related to certain matters assumed in connection with the HPL acquisition, the Transwestern acquisition, and the potential environmental liabilities for three sites that were formerly owned by Titan or its predecessors.

Based on information available at this time and reviews undertaken to identify potential exposure, we believe the amount reserved for all of the above environmental matters is adequate to cover the potential exposure for clean-up costs.

Our pipeline operations are subject to regulation by the U.S. Department of Transportation (“DOT”) under the Pipeline Hazardous Materials Safety Administration (“PHMSA”), pursuant to which the PHMSA has established requirements relating to the design, installation, testing, construction, operation, replacement and management of pipeline facilities. Moreover, the PHMSA, through the Office of Pipeline Safety, has promulgated a rule requiring pipeline operators to develop integrity management programs to comprehensively evaluate their pipelines, and take measures to protect pipeline segments located in what the rule refers to as (“high consequence areas.”) Activities under these integrity management programs involve the performance of internal pipeline inspections, pressure testing or other effective means to assess the integrity of these regulated pipeline segments, and the regulations require prompt action to address integrity issues raised by the assessment and analysis. For the years ended December 31, 2009 and 2008, $31.4 million and $23.3 million, respectively, of capital costs and $18.5 million and $13.1 million, respectively, of operating and maintenance costs have been incurred for pipeline integrity testing. Integrity testing and assessment of all of these assets will continue, and the potential exists that results of such testing and assessment could cause us to incur even greater capital and operating expenditures for repairs or upgrades deemed necessary to ensure the continued safe and reliable operation of its pipelines.

11.	PRICE RISK MANAGEMENT ASSETS AND LIABILITIES:

See Note 2 for further discussion of our accounting for derivative instruments and hedging activities.

Commodity Price Risk

The following table details the outstanding commodity-related derivatives:

		December 31, 2009		December 31, 2008
	Commodity	Notional Volume MMBtu	Maturity	Notional Volume MMBtu	Maturity
Mark to Market Derivatives
Basis Swaps IFERC/NYMEX	Gas	72,325,000	2010-2011	15,720,000	2009-2011
Swing Swaps IFERC	Gas	(38,935,000)	2010	(58,045,000)	2009
Fixed Swaps/Futures	Gas	4,852,500	2010-2011	(20,880,000)	2009-2010
Options - Puts	Gas	2,640,000	2010	—	N/A
Options - Calls	Gas	(2,640,000)	2010	—	N/A
Forwards/Swaps - in Gallons	Propane/Ethane	6,090,000	2010	47,313,002	2009

Fair Value Hedging Derivatives
Basis Swaps IFERC/NYMEX	Gas	(22,625,000)	2010	—	N/A
Fixed Swaps/Futures	Gas	(27,300,000)	2010	—	N/A
Hedged Item - Inventory	Gas	27,300,000	2010	—	N/A

Cash Flow Hedging Derivatives
Basis Swaps IFERC/NYMEX	Gas	(13,225,000)	2010	(9,085,000)	2009
Fixed Swaps/Futures	Gas	(22,800,000)	2010	(9,085,000)	2009
Forwards/Swaps - in Gallons	Propane/Ethane	20,538,000	2010	—	N/A

We expect gains of $2.0 million related to commodity derivatives to be reclassified into earnings over the next year related to amounts currently reported in AOCI. The amount ultimately realized, however, will differ as commodity prices change and the underlying physical transaction occurs.

As of July 2008, we no longer engage in the trading of commodity derivative instruments that are not substantially offset by physical or other commodity derivative positions. As a result, we no longer have any material exposure to market risk from such activities. The derivative contracts that were previously entered into for trading purposes were recognized in the consolidated balance sheets at fair value, and changes in the fair value of these derivative instruments are recognized in revenue in the consolidated statements of operations on a net basis. Trading activities, including trading of physical gas and financial derivative instruments, resulted in net losses of approximately $26.2 million for the year ended December 31, 2008, net losses of approximately $2.3 million for the four-month transition period ended December 31, 2007 and net gains of approximately $2.2 million for the fiscal year ended August 31, 2007. There were no gains or losses associated with trading activities during the year ended December 31, 2009.

Interest Rate Risk

We are exposed to market risk for changes in interest rates. We have previously managed a portion of our current and future interest rate exposures by utilizing interest rate swaps. As of December 31, 2009, we do not have any interest rate swaps outstanding.

In December 2009, we settled forward starting swaps with notional amounts of $500.0 million for a cash payment of $11.1 million. In April 2009, we terminated forward starting swaps with notional amounts of $100.0 million and $150.0 million for an insignificant amount.

In January 2010, we entered into interest rate swaps with notional amounts of $350.0 million and $750.0 million to pay a floating rate based on LIBOR and receive a fixed rate that mature in July 2013 and February 2015, respectively. These swaps hedge against changes in the fair value of our fixed rate debt.

Derivative Summary

The following table provides a balance sheet overview of ETP’s derivative assets and liabilities as of December 31, 2009 and December 31, 2008:

		Fair Value of Derivative Instruments
		Asset Derivatives		Liability Derivatives
	Balance Sheet Location	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Derivatives designated as hedging instruments:
Commodity Derivatives (margin deposits)	Deposits Paid to Vendors	$669	$10,665	$(24,035)	$(1,504)
Commodity Derivatives	Price Risk Management Assets/Liabilities	8,443	918	(201)	(119)

Total derivatives designated as hedging instruments		$9,112	$11,583	$(24,236)	$(1,623)

Derivatives not designated as hedging instruments:
Commodity Derivatives (margin deposits)	Deposits Paid to Vendors	72,851	432,614	(36,950)	(335,685)
Commodity Derivatives	Price Risk Management Assets/Liabilities	3,928	17,244	(241)	(55,954)
Interest Rate Swap Derivatives	Price Risk Management Assets/Liabilities	—	—	—	(51,643)

Total derivatives not designated as hedging instruments		$76,779	$449,858	$(37,191)	$(443,282)

Total derivatives		$85,891	$461,441	$(61,427)	$(444,905)

We disclose the non-exchange traded financial derivative instruments as price risk management assets and liabilities on our consolidated balance sheets at fair value with amounts classified as either current or long-term depending on the anticipated settlement date.

We utilize master-netting agreements and have maintenance margin deposits with certain counterparties in the OTC market and with clearing brokers. Payments on margin deposits are required when the value of a derivative exceeds our pre-established credit limit with the counterparty. Margin deposits are returned to us on the settlement date for non-exchange traded derivatives. We exchange margin calls on a daily basis for exchange traded transactions. Since the margin calls are made daily with the exchange brokers, the fair value of the financial derivative instruments are deemed current and netted in deposits paid to vendors within other current assets in the consolidated balance sheets. ETP had net deposits with counterparties of $79.7 million and $78.2 million as of December 31, 2009 and December 31, 2008, respectively.

The following tables detail the effect of ETP’s derivative assets and liabilities in the consolidated statements of operations for the periods presented:

	Location of Gain/(Loss) Reclassified from AOCI into Income (Effective and Ineffective Portion)	Change in Value Recognized in OCI on Derivatives (Effective Portion)
		Years Ended December 31,		Four Months Ended December 31,	Year Ended August 31,
		2009	2008	2007	2007
Derivatives in cash flow hedging relationships:
Commodity Derivatives	Cost of Products Sold	$3,143	$17,461	$21,406	$181,765
Interest Rate Swap Derivatives	Interest Expense	—	—	—	(4,719)

Total		$3,143	$17,461	$21,406	$177,046

	Location of Gain/(Loss) Reclassified from AOCI into Income (Effective and Ineffective Portion)	Amount of Gain/(Loss) Reclassified from AOCI into Income (Effective Portion)
		Years Ended December 31,		Four Months Ended December 31,	Year Ended August 31,
		2009	2008	2007	2007
Derivatives in cash flow hedging relationships:
Commodity Derivatives	Cost of Products Sold	$9,924	$42,874	$8,673	$162,340
Interest Rate Swap Derivatives	Interest Expense	287	646	(51)	920

Total		$10,211	$43,520	$8,622	$163,260

	Location of Gain/(Loss) Reclassified from AOCI into Income (Effective and Ineffective Portion)	Amount of Gain/(Loss) Recognized in Income on Ineffective Portion of Derivatives
		Years Ended December 31,		Four Months Ended December 31,	Year Ended August 31,
		2009	2008	2007	2007
Derivatives in cash flow hedging relationships:
Commodity Derivatives	Cost of Products Sold	$—	$(8,347)	$8,472	$183
Interest Rate Swap Derivatives	Interest Expense	—	—	—	(1,813)

Total		$—	$(8,347)	$8,472	$(1,630)

	Location of Gain/(Loss) Recognized in Income on Derivatives	Amount of Gain/(Loss) Recognized in Income on Derivatives representing hedge ineffectiveness and amount excluded from the assessment of effectiveness
				Four Months Ended	Year Ended
		Years Ended December 31,		December 31,	August 31,
		2009	2008	2007	2007
Derivatives in fair value hedging relationships:
Commodity Derivatives (including hedged items)	Cost of Products Sold	$60,045	$—	$—	$—

Total		$60,045	$—	$—	$—

	Location of Gain/(Loss) Recognized in Income on Derivatives	Amount of Gain/(Loss) Recognized in Income on Derivatives
		Years Ended December 31,		Four Months Ended December 31,	Year Ended August 31,
		2009	2008	2007	2007
Derivatives not designated as hedging instruments:
Commodity Derivatives	Cost of Products Sold	$99,807	$12,478	$9,886	$30,028
Trading Commodity Derivatives	Revenue	—	(28,283)	(2,298)	5,228
Interest Rate Swap Derivatives	Gains (Losses) on Non-hedged Interest Rate Derivatives	39,239	(50,989)	(1,013)	31,032

Total		$139,046	$(66,794)	$6,575	$66,288

We recognized an $18.6 million unrealized loss, a $35.5 million unrealized gain, a $13.2 million unrealized gain and an $8.5 million unrealized loss on commodity derivatives not in fair value hedging relationships (including the ineffective portion of commodity derivatives in cash flow hedging relationships and amounts classified as trading activity) for the years ended December 31, 2009 and 2008, four months ended December 31, 2007 and the year August 31, 2007, respectively. In addition, for the year ended December 31, 2009, we recognized unrealized gains of $48.6 million on commodity derivatives and related hedged inventory accounted for as fair value hedges. There were no unrealized gains or losses on fair value hedging commodity derivatives in the prior years since we commenced fair hedge accounting on our storage inventory in April 2009.

Credit Risk

We maintain credit policies with regard to our counterparties that we believe minimize our overall credit risk. These policies include an evaluation of potential counterparties’ financial condition (including credit ratings), collateral requirements under certain circumstances and the use of standardized agreements, which allow for netting of positive and negative exposure associated with a single counterparty.

Our counterparties consist primarily of financial institutions, major energy companies and local distribution companies. This concentration of counterparties may impact its overall exposure to credit risk, either positively or negatively in that the counterparties may be similarly affected by changes in economic, regulatory or other conditions. Based on our policies, exposures, credit and other reserves, management does not anticipate a material adverse effect on financial position or results of operations as a result of counterparty performance.

For financial instruments, failure of a counterparty to perform on a contract could result in our inability to realize amounts that have been recorded on our consolidated balance sheet and recognized in net income or other comprehensive income.

12.	RETIREMENT BENEFITS:

ETP sponsors a 401(k) savings plan, which covers virtually all employees. Employer matching contributions are calculated using a formula based on employee contributions. Prior to 2009, employer matching contributions were discretionary. We made matching contributions of $9.8 million, $9.7 million, $2.6 million and $8.5 million to the 401(k) savings plan for the years ended December 31, 2009 and 2008, the four months ended December 31, 2007, and the fiscal year ended August 31, 2007, respectively.

13.	RELATED PARTY TRANSACTIONS:

On May 7, 2007, Ray Davis, previously the Co-Chairman of ETE and Co-Chairman and Co-Chief Executive Officer of ETP (retired August 15, 2007), and Natural Gas Partners VI, L.P. (“NGP”) and affiliates of each, sold approximately 38,976,090 ETE Common Units (17.6% of the outstanding Common Units of ETE) to Enterprise. In addition to the purchase of ETE Common Units, Enterprise acquired a non-controlling equity interest in ETE’s General Partner, LE GP, LLC (“LE GP”). As a result of these transactions, EPE and its subsidiaries are considered related parties for financial reporting purposes.

On December 23, 2009, Dan L. Duncan and Ralph S. Cunningham were appointed as directors of ETE’s general partner. Mr. Duncan is Chairman and a director of EPE Holdings, LLC, the general partner of Enterprise;

Chairman and a director of Enterprise Products GP, LLC, the general partner of Enterprise Products Partners L.P., or EPD; and Group Co-Chairman of EPCO, Inc. TEPPCO Partners, L.P., or TEPPCO, is also an affiliate of EPE. Dr. Cunningham is the President and Chief Executive Officer of EPE Holdings, LLC, the general partner of Enterprise. These entities and other affiliates of Enterprise are referred to herein collectively as the “Enterprise Entities.” Mr. Duncan directly or indirectly beneficially owns various interests in the Enterprise Entities, including various general partner interests and approximately 77.1% of the common units of Enterprise and approximately 34% of the common units of EPD. On October 26, 2009, TEPPCO became a wholly owned subsidiary of Enterprise.

Our propane operations routinely enter into purchases and sales of propane with certain of the Enterprise Entities, including purchases under a long-term contract of Titan to purchase the majority of its propane requirements through certain of the Enterprise Entities. This agreement was in effect prior to our acquisition of Titan in 2006, and expires in March 2010 and contains renewal and extension options.

From time to time, our natural gas operations purchase from, and sell to, the Enterprise Entities natural gas and NGLs, in the ordinary course of business. We have a monthly natural gas storage contract with TEPPCO. Our natural gas operations and the Enterprise Entities transport natural gas on each other’s pipelines and share operating expenses on jointly-owned pipelines.

The following table presents sales to and purchases from affiliates of Enterprise. Amounts reflected below for the year ended August 31, 2007 include transactions beginning on May 7, 2007, the date Enterprise became an affiliate. Volumes are presented in thousands of gallons for propane and NGLs and in billions of Btus for natural gas:

		Years Ended December 31,				Four Months Ended December 31,		Year Ended August 31,
		2009		2008		2007		2007
	Product	Volumes	Dollars	Volumes	Dollars	Volumes	Dollars	Volumes	Dollars
Propane Operations:
Sales	Propane	20,370	$14,046	13,230	$19,769	2,982	$4,619	1,470	$1,725
	Derivatives	—	5,915	—	2,442	—	1,857	—	22

Purchases	Propane	307,525	$305,148	318,982	$472,816	125,141	$192,580	61,660	$74,688
	Derivatives	—	38,392	—	20,993	—	—	—	1

Natural Gas Operations:
Sales	NGLs	477,908	$374,020	58,361	$96,974	3,240	$4,726	464	$648
	Natural Gas	11,532	44,212	6,256	52,205	2,036	11,452	1,495	9,768
	Fees	—	(3,899)	—	5,093	—	610	—	—

Purchases	Natural Gas
	Imbalances	176	$1,164	3,488	$(6,485)	313	$(911)	3,120	$22,677
	Natural Gas	10,561	49,559	13,457	120,837	3,577	23,341	1,541	7,501
	Fees	—	(2,195)	—	876	—	311	—	—

As of December 31, 2009 and 2008, Titan had forward mark-to-market derivatives for approximately 6.1 million and 45.2 million gallons of propane at a fair value asset of $3.3 million and a fair value liability of $40.1 million, respectively, with Enterprise. In addition, as of December 31, 2009, Titan had forward derivatives accounted for as cash flow hedges of 20.5 million gallons of propane at a fair value asset of $8.4 million with Enterprise.

The following table summarizes the related party balances with Enterprise on our consolidated balance sheets:

	December 31, 2009	December 31, 2008
Natural Gas Operations:
Accounts receivable	$47,005	$11,558
Accounts payable	3,518	567
Imbalance payable	694	(547)

Propane Operations:
Accounts receivable	$3,386	$111
Accounts payable	31,642	33,308

Accounts receivable from related companies excluding Enterprise consist of the following:

	December 31, 2009	December 31, 2008
ETE	$5,255	$2,632
MEP	632	2,805
McReynolds Energy	—	202
Energy Transfer Technologies, Ltd.	—	16
Others	870	449

Total accounts receivable from related companies excluding Enterprise	$6,757	$6,104

Effective August 17, 2009, ETP acquired 100% of the membership interests of Energy Transfer Group, L.L.C. (“ETG”), which owns all of the partnership interests of Energy Transfer Technologies, Ltd. (“ETT”). ETT provides compression services to customers engaged in the transportation of natural gas, including ETP. The membership interests of ETG were contributed to us by Mr. Warren and by two entities, one of which is controlled by a director of our General Partner’s general partner and the other of which is controlled by a member of ETP’s management. In exchange, the former members acquired the right to receive (in cash or Common Units), future amounts to be determined based on the terms of the contribution arrangement. These contingent amounts are to be determined in 2014 and 2017, and the former members of ETG may receive payments contingent on the acquired operations performing at a level above the average return required by ETP for approval of its own growth projects during the period since acquisition. In addition, the former members may be required to make cash payments to us under certain circumstances. In connection with this transaction, we assumed liabilities of $33.5 million and recorded goodwill of $1.7 million.

Prior to our acquisition of ETG in August 2009, our natural gas midstream and intrastate transportation and storage operations secured compression services from ETT. The terms of each arrangement to provide compression services were, in the opinion of independent directors of the General Partner, no more or less favorable than those available from other providers of compression services. During the years ended December 31, 2009 (through the ETG acquisition date) and 2008, the four months ended December 31, 2007 and the fiscal year ended August 31, 2007, we made payments totaling $3.4 million, $9.4 million, $0.8 million and $2.4 million, respectively, to ETG for compression services provided to and utilized in our natural gas midstream and intrastate transportation and storage operations.

The Chief Executive Officer (“CEO”) of our General Partner, Mr. Kelcy Warren, voluntarily determined that after 2007, his salary would be reduced to $1.00 plus an amount sufficient to cover his allocated payroll deductions for health and welfare benefits. Mr. Warren also declined future cash bonuses and future equity awards under our 2004 Unit Plan. We recorded non-cash compensation expense and an offsetting capital contribution of $1.3 million ($0.5 million in salary and $0.8 million in accrued bonuses) for each of the years ended December 31, 2009 and 2008 as an estimate of the reasonable compensation level for the CEO position.

14.	COMPARATIVE INFORMATION FOR THE FOUR MONTHS ENDED DECEMBER 31, 2007:

The unaudited financial information for the four month period ended December 31, 2006, contained herein is presented for comparative purposes only and does not contain related financial statement disclosures that would be required with a complete set of financial statements presented in conformity with accounting principles generally accepted in the United States of America. Certain financial statement amounts have been adjusted due to the adoption of new accounting standards in 2009. See Note 2.

ENERGY TRANSFER PARTNERS, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands)

(unaudited)

	Four Months Ended December 31,
	2007	2006
REVENUES:
Natural gas operations	$1,832,192	$1,668,667
Retail propane	471,494	409,821
Other	45,824	83,978

Total revenues	2,349,510	2,162,466

COSTS AND EXPENSES:
Cost of products sold - natural gas operations	1,343,237	1,382,473
Cost of products sold - retail propane	315,698	256,994
Cost of products sold - other	14,719	50,376
Operating expenses	221,757	173,365
Depreciation and amortization	71,333	48,767
Selling, general and administrative	59,167	40,638

Total costs and expenses	2,025,911	1,952,613

OPERATING INCOME	323,599	209,853

OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	(66,304)	(54,953)
Equity in earnings (losses) of affiliates	(94)	4,743
Gain on disposal of assets	14,310	2,212
Other, net	1,065	2,163

INCOME BEFORE INCOME TAX EXPENSE	272,576	164,018
Income tax expense	10,789	3,120

NET INCOME	261,787	160,898

LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	261,778	160,891

NET INCOME ATTRIBUTABLE TO MEMBER	$9	$7

ENERGY TRANSFER PARTNERS, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Dollars in thousands)

(unaudited)

	Four Months Ended December 31,
	2007	2006
Net income	$261,787	$160,898

Other comprehensive income (loss), net of tax:
Reclassification to earnings of gains and losses on derivative instruments accounted for as cash flow hedges	(17,269)	(23,698)
Change in value of derivative instruments accounted for as cash flow hedges	21,626	152,653
Change in value of available-for-sale securities	(98)	(401)

	4,259	128,554

Comprehensive income	266,046	289,452
Less: Comprehensive income attributable to noncontrolling interest	266,037	289,445

Comprehensive income attributable to partners	$9	$7

ENERGY TRANSFER PARTNERS, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(unaudited)

	Four Months Ended December 31,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$261,787	$160,898
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	71,333	48,767
Amortization of finance costs charged to interest	1,435	1,068
Provision for loss on accounts receivable	544	563
Non-cash unit-based compensation expense	8,114	4,385
Non-cash executive compensation expense	442	—
Deferred income taxes	1,003	(2,234)
Gains on disposal of assets	(14,310)	(2,212)
Distributions in excess of (less than) equity in earnings of affiliates, net	4,448	(4,743)
Other non-cash	(2,069)	(76)
Net change in operating assets and liabilities, net of effects of acquisitions	(90,574)	238,989

Net cash provided by operating activities	242,153	445,405

CASH FLOWS FROM INVESTING ACTIVITIES:
Net cash paid for acquisitions	(337,092)	(67,089)
Capital expenditures	(651,228)	(336,473)
Contributions in aid of construction costs	3,493	4,984
(Advances to) repayments from affiliates, net	(32,594)	(953,247)
Proceeds from the sale of assets	21,478	7,644

Net cash used in investing activities	(995,943)	(1,344,181)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	1,741,547	1,667,810
Principal payments on debt	(1,062,272)	(1,737,788)
Subsidiary equity offerings, net of issue costs	234,887	1,200,000
Distributions to member	(6)	(4)
Distributions to noncontrolling interests	(172,390)	(125,770)
Debt issuance costs	(211)	(9,451)

Net cash provided by financing activities	741,555	994,797

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(12,235)	96,021
CASH AND CASH EQUIVALENTS, beginning of period	68,750	26,070

CASH AND CASH EQUIVALENTS, end of period	$56,515	$122,091

15.	SUPPLEMENTAL INFORMATION:

Following are the financial statements of the Company, which are included to provide additional information with respect to the Company’s financial position, results of operations and cash flows on a stand-alone basis:

BALANCE SHEETS

(Dollars in thousands)

	December 31, 2009	December 31, 2008
ASSETS:
Investments in affiliates	$18	$16

EQUITY:
Member’s Equity	$18	$16

STATEMENTS OF OPERATIONS

(Dollars in thousands)

	Years Ended December 31,		Four Months Ended December 31, 2007	Year Ended August 31, 2007
	2009	2008
Equity in earnings of affiliates	$36	$32	$9	$24

NET INCOME	$36	$32	$9	$24

STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Years Ended December 31,		Four Months Ended December 31, 2007	Year Ended August 31, 2007
	2009	2008
NET CASH PROVIDED BY OPERATING ACTIVITIES	$34	$33	$6	$21

CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions to member	(34)	(33)	(6)	(21)

Net cash provided by financing activities	(34)	(33)	(6)	(21)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	—	—	—	—
CASH AND CASH EQUIVALENTS, beginning of period	—	—	—	—

CASH AND CASH EQUIVALENTS, end of period	$—	$—	$—	$—